micon INTERNATIONAL LIMITED | mineral industry consultants

HIGH PLAINS URANIUM, INC.

TECHNICAL REPORT ON THE ALLEMAND ROSS, WYOMING, AND SWINNEY SWITCH, TEXAS, URANIUM PROJECTS

September 2, 2005

Christopher R. Lattanzi, P. Eng.
Reno Pressacco, M. Sc(A)., P. Geo.


Wyoming


Texas

SUITE 900 - 390 BAY STREET, TORONTO ONTARIO, CANADA M5H 2Y2
Telephone (1) (416) 362-5135 Fax (1) (416) 362 5763

TABLE OF CONTENTS

Page

List of Tables

List of Figures

1.0 SUMMARY

Micon International Limited (Micon) has been retained by James Baughman, President of High Plains Uranium, Inc. to conduct an independent review of the Allemand Ross and Swinney Switch uranium properties and to provide an opinion on the technical merits of the proposed expenditures on these two properties.

The Allemand Ross project is located in southeastern Wyoming, United States of America and the Swinney Switch project is located in southern Texas, United States of America. Both properties have been the focus of past exploration activities that have discovered the presence of roll-front uranium mineralization.

ALLEMAND ROSS PROJECT

The Allemand Ross project consists of two areas: the Sand Draw property and Bear Creek property. They are located approximately four miles apart. The project area is located in Converse County in the south central Powder River Basin of Wyoming, USA about 51 miles (83 kilometres) north of the town of Douglas, Wyoming at approximately Longitude 105° 30' W, Latitude 43° 00' N.

The Sand Draw property comprises a number of contiguous claim blocks consisting of an agreement with the Ogalalla Ranch Trust (also known as the Spearhead Ranch) effective as of March 15, 2005, and an agreement with Spearhead Land and Livestock, LP, dated 11 July, 2005 (also known as the Darby Ranch). Approximately 857 acres of mineral rights and 2,139 acres of surface rights are covered by the Ogalalla-Spearhead agreement. The Spearhead-Darby property comprises approximately 626 acres under a uranium and mineral lease and surface and damage agreement. In addition, a total of 110 lode (mineral) claims (approximately 2,200 acres) are controlled by High Plains. These form the land holdings at the Sand Draw property. There are also 800 acres of claims on Federal surface and Federal minerals for a total of 44 claims.

The Bear Creek property comprises a total of approximately 1,920 acres of mineral rights, for which a lease is under negotiation, and 875 acres of located lands (mineral rights) for a total of 2,796.14 acres, all covered by a surface agreement. The property contains 63 unpatented lode mining claims (approximately 1,260 acres) that cover those mineral rights below split-fee lands and one surface rights agreement between High Plains and the Donna S. Allemand Family Trust.

Access to the project is via Converse County Road 31, which also known as the Ross Road. The project is located approximately 32 miles north of the Ross Road origin at the intersection of Wyoming Highway 93 (arriving from Douglas) and Wyoming Highway 96 (arriving from Glenrock). The Ross Road is an all-weather road that is maintained by Converse County. Its southern section is paved but its northern section remains as a gravel road.

The climate of the region includes cool winters and warm summers. The nearest long-term weather monitoring station is located in Casper, Wyoming which has maintained weather observations from August 1, 1948 to present. Over the 57-year recording period, the average annual maximum temperature has been approximately 59°F (15°C) and the average annual minimum temperature has been approximately 32°F (0°C). The average total precipitation has been 11.90 inches (302.2 millimetres). The surface elevation of the intersection of Sand Draw and the Ross Road is approximately 5,180 feet (approximately 1,580 metres) above mean sea level, with local relief of up to 130 feet (approximately 40 metres). The project area is semi-arid, rolling grassland with abundant scrub brush and very few trees.

The mineralization located within the project area was discovered and delineated by Continental Oil Company (Conoco) in the early 1970's. At some later point in time, Conoco formed an association with Power Reactor & Nuclear Fuel Development Corporation (PNC), a consortium of Japanese utilities. Conoco continued to operate the drilling program on the property and adjacent areas. When Conoco closed its minerals department, PNC assumed control of the project and maintained control of key portions of the project area (referred to as the SWPRB Project), until the late 1980's at which time the mineral rights were allowed to lapse.

In all, Conoco completed at least 512 drill holes on the Sand Draw property. It also completed at least 180 drill holes on the Bear Creek property. The detailed drill information is not yet in the possession of High Plains, consequently the total length of drilling completed on these two properties cannot be determined.

A study of the economic potential of the newly discovered uranium mineralization was prepared for PNC in 1988 which included preparation of an estimate of the amount of uranium mineralization that was present on the Conoco land package. The estimate envisioned recovering the uranium by means of in-situ leach (ISL) mining methods and utilized a mining recovery of 70%, a minimum thickness of mineable unit of 2 feet, a minimum grade of mineable unit of 0.05% U_3O_8 and a minimum grade-thickness product of 0.40. The estimates were prepared using the General Outline method as described by the United States Atomic Energy Commission for most of the mineralized pods, and the polygonal method was used for one of the pods located on the Sand Draw property.

As of 1988, it was estimated that 970,000 pounds of recoverable uranium (U_3O_8) on the Sand Draw claim block could be placed in an indicated resource category and 3,790,000 pounds of recoverable uranium could be placed in an inferred category. A total of 827,700 pounds of recoverable uranium were estimated to be present on the Bear Creek claim block in 1988, all of which was in the inferred category. A mining recovery factor of 70% was applied in estimating the pounds of recoverable uranium so that the in-situ amounts were 1,390,000 pounds in the indicated category and 5,400,000 pounds in the inferred category on the Sand Draw block, and 1,180,000 pounds in the inferred category on the Bear Creek claim block.

The classification categories in these estimates used internal nomenclature that was not based upon the Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Reserves Definitions and Guidelines as adopted by the CIM Council on

August 20, 2000, as the estimates were prepared prior to the implementation of the Guidelines. Micon has reviewed the methodology and data that were used in preparation of these estimates and considers that the internal classification categories employed generally comply with the CIM Standards in effect today. Micon considers that these estimates are of sufficient reliability to provide an order-of-magnitude estimate of the amount of uranium recoverable from these pods and to form the basis for further work.

The Powder River Basin of northeastern Wyoming and southeastern Montana is a north-south aligned, asymmetrical syncline structural basin bounded on the south by the Laramie mountain range, by the Big Horn Mountains and the Casper Arch on the west, by the Black Hills on the east, and weakly defined by the Miles City Arch to the north. The significant uranium deposits identified to date in the South Powder River Basin have been hosted by either the Paleocene-aged (approximately 60 million years) Fort Union or lower Eocene-aged (approximately 45 million years) Wasatch Formations.

Uranium mineralization occurs in a number of different igneous, hydrothermal and sedimentary geological environments in North America. The major primary ore mineral in these deposits is uraninite (a complex uranium mineral containing UO_2 and UO_3 as a crystalline form) or pitchblende (the massive form of uraninite), though a range of other uranium-bearing minerals can be found in particular deposits. The known uranium mineralization in the Powder River Basin of Wyoming can be classified in the sandstone-hosted category. Specifically the uranium mineralization found on the Allemand Ross project is of the roll-front sub-type. The generally accepted theory of deposition of uranium in Wyoming basins is that uranium contained in volcanic ash of the overlying White River Formation covering the area was leached by oxygenated surficial water, was carried into sandstone outcrops and was transported down dip under oxidizing conditions in the permeable sandstone beds until reaching a reducing environment where the uranium was precipitated in either the lower sections of the Wasatch Formation or the upper sections of the Fort Union Formation.

The exploration activities carried out by Conoco have discovered a number of roll-front uranium deposits on the Sand Draw property. The known deposits occur in an area that measures approximately 2 miles by 2 miles (3.5 kilometres by 3.5 kilometres). The uranium mineralization is hosted in a number of individual sandstone units that occur at depths of approximately 1,029 to 1,444 feet (338 to 474 metres) from the surface. The largest deposit on the Sand Draw property has a strike length of approximately 0.6 miles (1 kilometre), a width of approximately 850 feet (250 metres) and a vertical dimension of approximately 7 feet (2.3 metres). In general terms, these deposits have crescent-shaped cross sectional outlines, and are either flat lying or plunge gently northeast, towards the centre of the Powder River Basin. The historical drilling has also identified a number of roll fronts and uranium concentrations in the Bear Creek area. The longest roll-front is interpreted to have a strike length of approximately 7,000 feet (2,100 metres), and a number of drill holes have reportedly intersected significant uranium mineralization at similar depths to that discovered at Sand Draw.

Due to the passage of time and the decades-long decline in interest in this style of mineralization, a thorough verification of the historical data from these properties is a difficult task at best, as many of the records and materials from past exploration programs have been lost, destroyed, or otherwise made inaccessible. Consequently, Micon's data verification procedures were confined to a review of all of the available data for the properties and conducting a site visit. The data consisted of a series of drill hole compilation maps that displayed the drill hole number, the down-hole depth at which uranium mineralization was encountered, the thickness and the grade of the mineralization. In addition to its review of the data, Micon, with assistance by Mr. Baughman of High Plains, was able to locate a number of the collars of the drill holes completed by Conoco on the Sand Draw property. Micon has relied upon the data presented in the drill hole compilation maps for the Sand Draw and Bear Creek properties. In Micon's opinion the quality of the information that was reviewed conformed to the standards in effect at the time during which the exploration work was carried out.

Uranium is being produced at the Smith Ranch operation of Cameco Corporation, located approximately 20 miles (32 kilometres) south of the Allemand Ross project. The uranium mineralization at the Smith Ranch is contained within the same stratigraphic units as are present at Allemand Ross, and is also of the roll-front style. An excellent description of the Smith Ranch operation has been presented in Freeman and Stover (1999).

The grade of the uranium mineralization reported to have been intersected in the Conoco drill holes is similar to that which is being exploited at the nearby Smith Ranch using a similar extraction and processing method to that contemplated for the Sand Draw and Bear Creek properties. In Micon's opinion, the density of drill holes completed by Conoco on these two properties is sufficient, in general terms, to allow the estimation of the position of a roll front that is a favourable site for deposition of uranium mineralization. The drilling density is locally sufficient to allow estimates of the general dimensions of uranium deposits. Micon has reviewed all available information pertaining to the uranium mineralization found on the Sand Draw and Bear Creek properties. It has also conducted sufficient data verification activities to assure itself that the data are sufficiently credible to be used as guides to future work programs on the two properties. However, the lack of availability of the detailed historical records necessitates a work program to confirm the accuracy of this historical work and to provide sufficient detailed information to be used in the advancement of these two properties.

The proposed budget totaling approximately $6,000,000 will be undertaken in two phases over a 30-36 month period. Activities during Phase I will consist of rotary and diamond drilling to confirm the results obtained during previous exploration programs on the properties, the installation of monitoring wells to allow the gathering of baseline data and conducting preliminary hydrogeological and metallurgical studies. Should these preliminary activities prove successful, then the Phase II program will consist of definition drilling, the installation of a test well field, and the preparation of a pre-feasibility study.

It is Micon's opinion that the Sand Draw and Bear Creek properties merit further work and that the proposed budget to be expended over a period of 30-36 months is appropriate,

provided that the Phase I program yields sufficiently encouraging results to justify the expenditures proposed for Phase II.

SWINNEY SWITCH PROJECT

The Swinney Switch project is located in the eastern portion of Live Oak County and the western portion of Bee County, approximately 30 miles (48 kilometres) northwest of Corpus Christi, Texas. The Wallace South deposit is situated in the southwestern part of the Wallace (101 Bar) Ranch in Live Oak County, Texas. The title to all of the surface and a fraction of the mineral estate of the 101 Bar Ranch is owned by the Wallace family. The agreement area constitutes 3,144.07 acres, of the surface and mineral rights, all of which High Plains controls under a lease agreement.

An in-situ mining lease pertaining to the Johnson property consisting of approximately 740 acres in Live Oak County was signed between High Plains and James Marvin Johnson and Mary Rogstad Johnson on May 3, 2005. The Johnson property lies approximately two miles to the northwest of the Wallace (101 Bar) Ranch.

The Swinney Switch project area straddles Interstate Highway 37 at approximately mile post 40. The project area consists of low rolling pasture land covered by mesquite, guajia, catclaw and other brush. The local elevation is approximately 200 feet (60 metres) above mean sea level. Rainfall in the area averages some 30 inches (760 millimetres) per year and is concentrated in the spring and fall. Temperature ranges from very hot in the high summer, to mild and pleasant in the spring and fall, to sharply alternating cold to mild in the winter.

Uranium mineralization was first discovered in Texas in outcrop by workers in the petroleum industry who noted elevated radioactivity readings while conducting follow-on activities from an airborne gamma-ray scintillation survey of potential oil and gas structures in 1954. Since then, a number of additional occurrences of uranium have been discovered. Texas Oil and Gas formed a uranium exploration group called TXO Minerals (TXO) in the late 1970's. TXO acquired the uranium rights to the Wallace (101 Bar) Ranch and began exploration drilling. In all, High Plains estimates that TXO completed at least 380,000 feet (116,000 metres) of drilling in at least 633 drill holes on the Wallace (101 Bar) Ranch. The property lease records of the County Clerk indicate that TXO maintained the lease from September, 1980 to December, 1981. TXO was believed to have terminated its lease in February or March, 1982. High Plains reached an agreement regarding the rights to explore and exploit, using ISL technologies, the uranium resources found on the Wallace (101 Bar) Ranch on February 14, 2005.

Limited available data indicate that TXO estimated that approximately 1,200,000 pounds of uranium were present in three horizons at the Wallace South deposit. This estimate was not prepared in compliance with the categories set out in the Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Reserves Definitions and Guidelines as adopted by the CIM Council on August 20, 2000, as the estimates were prepared prior to the implementation of the Guidelines. Micon considers that this estimate is

sufficiently reliable to provide an order-of-magnitude estimate as to the amount of uranium present on the property and to serve as a basis for further work.

The Texas coastal plain consists of a 100 to 150 miles wide (160 to 240 kilometre), arcuate band of gently east and southeasterly dipping, Tertiary-aged, clastic rocks bounded on the west by the Eocene-aged Jackson Group and on the east by the Gulf of Mexico. The Tertiary rocks in South Texas represent an assemblage of clastic sediments that were deposited by large river systems that occupied roughly the same position as the present day river channels. The depositional environment of these sediments is interpreted to be a coastal plain that prograded southeastward to the present coastline. Uranium mineralization is known to be hosted in at least seven different sandstone formations in South Texas, ranging in age from Eocene to Pliocene. They are the Carrizo Formation, the Dilworth and Deweesville Members of the Whitsett Formation, the Soledad Member of the Catahoula Formation, the Oakville Formation, and the La Para and La Bahia Members of the Goliad Formation. The Goliad Formation is the host of the uranium mineralization found in the Swinney Switch area. It is considered to be Pliocene in age and unconformably overlies all the older formations down to the Whitsett Formation of the Jackson Group.

The uranium deposits in the Texas trend are considered to be the "classic" roll front types. In these types of deposits, oxidizing ground water migrating down dip from the recharge zone to the northwest carried the uranium ion in solution. This solution continued to migrate along the favourable strata until it encountered an Eh change, at which point the soluble uranyl ion was reduced to the insoluble uranous ion and deposited as the mineral uraninite or in some cases coffinite. It is a common feature within a sand formation that roll front deposits are confined to individual sand members that are separated by impermeable clay/shale/silty units. It is also a common feature within a deposit to have several "stacked" fronts that do not exactly coincide with each other in plan view, but are in fairly close proximity to each other.

The uranium mineralization within the Wallace South deposit occurs along a strike length of approximately 4,500 feet (1,400 metres) of north-northeast trending roll-fronts in at least three individual sand horizons. These fronts remain untested by drilling along the northern strike extension and also to the southwest under Interstate Highway 37.

Due to the drilling methods utilized in the search and delineation of this class of mineralization, only a small number of drill cores are produced. These cores are typically consumed during the course of laboratory analyses, consequently no physical samples of mineralized intercepts have survived the passage of time. The presence of uranium mineralization is determined by indirect measurements of the intensity of radioactivity at regular intervals in the drill holes and its concentration is deduced mathematically from these readings as described in Section 4.1.5 below. Micon's data verification procedures comprised a detailed examination of a subset of the 508 drilling records that were acquired by High Plains in early June, 2005. A total of 12 drill hole records were selected for detailed examination. Each drill hole record was found to contain an electric log, a data print out and a lithological log.

Micon has relied upon the data presented in the drill hole records and compilation maps for the Swinney Switch area properties. In Micon's opinion the information that was reviewed is of high quality and conformed to the standards in effect at the time during which the exploration work was carried out. Micon believes that the surviving data are sufficiently credible to be used with confidence as a guide to future exploration programs.

In addition to its review of the data, Micon, with the assistance of Mr. Robert Smith, consultant to High Plains, was able to locate one collar of the drill holes completed by TXO. The location of this collar was marked by the presence of a cylinder of cement and a length of yellow nylon rope that was emplaced into the drill hole by the supervising geologist upon completion of that individual drill hole. No identification information was attached either to this cylinder of cement or length of rope, although it was believed that this was drill hole number 424, judging by its position relative to recognizable topographic features shown on the drill hole compilation map. This collar was located by using a rubber-tired back hoe to excavate the topsoil during Micon's March, 2005 site visit.

The grade of the uranium mineralization reported to have been intersected in the TXO drill holes is similar to that which has been exploited in past mining activities in the region. In Micon's opinion, the density of drill holes completed by TXO on the Wallace South deposit is sufficient to allow the prediction of the presence of roll fronts with confidence. The drilling density is locally sufficient to allow estimates of the general dimensions of uranium deposits.

Micon has reviewed all available information pertaining to the uranium mineralization found on the Swinney Switch property. It has also conducted sufficient data verification activities to assure itself that the data are sufficiently credible to be used as guides to future work programs on the property. However, a work program will be necessary to confirm the accuracy of the historical work and to provide sufficient detailed information to be used in the advancement of the property.

The work program contemplated by High Plains is estimated at approximately $4,562,000 and is targeted to confirm the presence, grade, and dimensions of the uranium deposits located by TXO drill programs. This will be done by completing a series of drilling programs of increasing detail. Baseline environmental studies that will form the basis of the creation of an Environmental Impact Statement will be undertaken. Metallurgical studies, hydrological studies and preliminary engineering will also be completed to the point at which a feasibility study can be commissioned. These activities and expenditures are envisioned to take place over a 30-36 month period.

It is Micon's opinion that the Wallace South deposit merits further work and that the proposed budget is appropriate. The proposed program will be undertaken in two phases, with the Phase II expenditures being contingent on the success of Phase I.

2.0 INTRODUCTION AND TERMS OF REFERENCE

Micon International Limited (Micon) has been retained by James Baughman, President of High Plains Uranium, Inc. (High Plains) to conduct an independent review of the geological setting and available data relating to the Allemand Ross and Swinney Switch uranium projects.

The following report comments on the validity of the contemplated exploration programs and has been prepared in compliance with the requirements set out in National Instrument 43-101 – Standards of Disclosure for Mineral Projects. This Technical Report has been prepared to publicly disclose the available information pertaining to these properties in relation to an Initial Public Offering by High Plains.

The Allemand Ross project is located in the south central Powder River Basin, Wyoming, United States of America and the Swinney Switch project is located in southern Texas, United States of America (Figure 2.1). Both properties have been the focus of past exploration activities that have discovered the presence of roll-front uranium mineralization. All information incorporated into this report was derived from data provided to Micon by High Plains and comprises drill hole compilation maps and selected down hole electric logs for the Wallace South property. No electric logs were available for review for the Allemand Ross property.

Figure 2.1
General Location of the Allemand Ross and Swinney Switch Projects


Allemand Ross
WYOMING
CHEYENNE
TEXAS

The Qualified Persons for the preparation of this report are Christopher Lattanzi, P. Eng., and Reno Pressacco, P. Geo., both of whom are employed by Micon. Mr. Lattanzi is the former President of Micon and is a Mining Engineer, and Mr. Pressacco is a Senior Geologist with Micon. Mr. Pressacco visited the Allemand Ross project on March 18, 2005 in the company of Mr. Byrd Berman where some historical drill hole collars were located and the available historical information generated by the Minerals Department of the Continental Oil Company (Conoco) was reviewed. Mr. Pressacco also visited the Swinney Switch project on March 15 and 16, 2005 in the company of Mr. Byrd Berman where available historical information generated by TXO Minerals was reviewed and the site of one historical drill hole was located. Mr. Pressacco conducted a second visit to the Swinney Switch property on June 8 and 9, 2005 following the discovery and acquisition of the historical exploration records. During this second visit, a detailed review of selected drill hole information was conducted as well as a second field inspection to review the results of the field validation exercise that had been conducted. Mr. Berman acted in an advisory capacity during the March visits to the two sites due to his extensive experience with this class of mineral deposit and his familiarity with the geological settings of the subject properties.

3.0 DISCLAIMER

Micon has reviewed and evaluated the data pertaining to the uranium mineralization found on the Allemand Ross and Swinney Switch projects that was provided by High Plains and its consultants, and has drawn its own conclusions therefrom, augmented by its direct field examination. Micon has not carried out any independent exploration work, drilled any holes or carried out any sampling.

While exercising all reasonable diligence in checking, confirming and testing it, Micon has relied upon the data presented by High Plains in formulating its opinion.

The various agreements under which High Plains holds title to the mineral lands for these projects have not been investigated or confirmed by Micon and Micon offers no opinion as to the validity of the mineral title claimed. The description of the property, and ownership thereof, as set out in this report, is provided for general information purposes only.

All currency amounts are stated in United States dollars. Quantities are stated in Imperial units, the practice adhered to in the United States, including short tons (tons, 2,000 pounds) and pounds (lb) for weight, miles or feet (ft) for distance and hectares (ha) or acres (ac) for area (1 acre = 0.4048 hectares). Uranium quantities may be reported either as per cent U_3O_8 (%U_3O_8) or as pounds U_3O_8 per ton, as is the common practice in the uranium industry in the United States.

Micon is pleased to acknowledge the helpful cooperation of the High Plains management and consultants including Mr. James Baughman, President, Mr. Dan Gorski, Vice President Exploration, Mr. Robert Smith, Independent Consultant, Mr. Mark Beaman, Independent Consultant, Mr. Rip Wallace, Mr. Robert Maxwell, Independent Consultant, and Mr. Charles Snyder, Independent Consultant, all of whom made any and all data requested available and responded openly and helpfully to all questions, queries and requests for material.

4.0 PROPERTIES

4.1 ALLEMAND ROSS

4.1.1 PROPERTY DESCRIPTION AND LOCATION

The Allemand Ross project consists of two areas: the Sand Draw property and Bear Creek property which are located approximately 4 miles apart (Figure 4.1). The Allemand Ross project area is located in Converse County in the south central Powder River Basin of Wyoming, USA about 51 miles (83 kilometres) north of the town of Douglas, Wyoming at approximately Longitude 105° 30' W, Latitude 43° 00' N.

The disposition of land in Wyoming comprises both public and privately held title. Privately held title can include both surface and mineral rights on a fee-simple basis, or can be severed whereby the title to the surface rights can be held by one owner and the title to the mineral rights can be held by a separate owner (known as split-fee lands). Publicly held lands typically comprise title to the mineral rights of a given tract of land, and are administered by the Bureau of Land Management, a federal agency. These mineral rights are typically acquired by the process of claim staking, which confers the right to explore and exploit minerals to the individual or company. In the case where the mineral rights are held by one entity and the surface rights by another, an agreement with the surface rights holder, covering such items as access and damage compensation, is typically secured prior to commencement of exploration activities.

4.1.1.1 Sand Draw Property

The Sand Draw property comprises a number of contiguous claim blocks consisting of an agreement with the Ogalalla Ranch Trust (also known as the Spearhead Ranch) effective as of March 15, 2005, and an agreement with Spearhead Land and Livestock, LP, dated 11 July, 2005 (also known as the Darby Ranch). Approximately 857 acres of mineral rights and 2,139 acres of surface rights are covered by the Ogalalla-Spearhead agreement. The Spearhead-Darby property comprises approximately 626 acres under a uranium and mineral lease and surface and damage agreement. In addition, a total of 110 lode (mineral) claims (approximately 2,200 acres) are controlled by High Plains. These form the land holdings at the Sand Draw property. There are also 800 acres of claims on Federal surface and Federal minerals for a total of 44 claims. (See Appendix I).

Neither the lode claims nor the Spearhead or Darby Ranch properties have been certified by a licensed surveyor. High Plains owns the mineral rights to this property by means of either agreement or acquisition of staked claims. Micon is not aware of the presence of any significant environmental liabilities on the Sand Draw property. Micon understands that a permit from the Department of Environmental Quality (DEQ), a State agency, is required to conduct non-coal rotary drilling programs in the State of Wyoming. A reclamation bond is required to be posted to address the costs of the surface disturbances caused by these drilling programs.

Figure 4.1
Allemand Ross Project Land Holdings


Legend
Sand Draw
Bear Creek
N
High Plains Uranium Incorporated
Allemand Ross - Sand Draw, Bear Creek
Converse County, Wyoming, U.S.A

The property is generally located in Township 39 North, Range 74 West (Sections 7, 17, 18, 19 and 20) and Range 75 West (Sections 12, 13 and 24), Sixth Prime Meridian (Figure 4.2).

On September 2, 2005, a Memorandum of Uranium and Mineral Lease was executed between High Plains and the Bolley Living Trust in respect of 50% of the mineral ownership on approximately 310.18 acres in the northern area of the Sand Draw property. (See Figures 4.1 and 4.2). It is Micon's understanding that High Plains does not consider this interest as a material asset and that it does not intend to spend a significant portion of the proceeds of the Initial Public Offering on exploration on the Bolley property. The surface rights access to the Dilts estate has not been secured as of July, 2005 and Micon understands that negotiations are underway to secure those access rights. A listing of the relevant details of the Sand Draw land holdings is provided in Appendix I. Rotary drilling programs in the past have located the presence of a number of uranium occurrences as shown in Figure 4.2. These occurrences are discussed in further detail in Section 4.1.3 of this report.

A copy of the executed agreement with the Ogalalla Mineral Trust has been reviewed, and a summary of the relevant obligations to maintain this agreement in good standing is provided below. A bonus payment of $30 per acre was payable on execution. The lease will remain in effect while mining, development, processing or reclamation are being conducted on a continuous basis. The information presented below is a summary of a portion of the terms of the agreement only and is provided solely for the purpose of general information. A series of damage payments is also required for such areas and activities as, for example, developed area, surveying, exploration and delineation drilling, installation of monitor wells, pipelines and power lines, and construction of access roads.

Mineral Lands:

- The agreement can be renewed for a second term of five years by paying a bonus in the sum of $75 per acre of Mineral Lands.
- The agreement can be renewed for a third term of five years by paying a bonus in the sum of $100 per acre of Mineral Lands.
- The agreement can be renewed for a fourth term of five years by paying a bonus in the sum of $100 per acre of Mineral Lands.
- Payment of an amount of 6% of the value of uranium in the form of yellowcake [uranium oxide] recovered from solutions removed from the lands if the value of yellowcake is less than $50/lb. The payment increases to 8% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is greater than $50/lb.

Surface Lands:

- The agreement can be renewed for a second term of five years by paying a bonus in the sum of $75 per acre of Surface Lands.
- The agreement can be renewed for a third term of five years by paying a bonus in the sum of $100 per acre of Surface Lands.

- The agreement can be renewed for a fourth term of five years by paying a bonus in the sum of $100 per acre of Surface Lands.

Figure 4.2
Distribution of Claims, Sand Draw Property, Allemand Ross Project


R75W
R74W
11
12
7
8
14
13
18
17
23
24
19
20
T39N
N
EF_1
EF_1-II
EF_2-I
EF_2-II
EF_2-III
EF_2-IV
CD_1-I
Moore-HPU
US-HPU
Moore/Bolley-HPU
AR 77,78
AR 81-84
DARBY
AR 55-106
DILTS
AR 59-68
AR 47-50
HPU 1-46
US
WY
Legend
HPU property
Allemand surface rights
Drill hole
Drill hole, mineralized
Drill hole, proposed
Deposit
Roll front
Surface boundary
ALLEMAND Surface owner
US Mineral owner
0 1000 2000 3000 4000 5000
feet
High Plains Uranium Incorporated
Allemand Ross - Sand Draw
Converse County, Wyoming, U.S.A.
May 2005

- Payment of an overriding royalty in the amount of 3% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is less than $50/lb. The payment increases to 4% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is greater than $50/lb.

A copy of the executed agreement with Spearhead Land and Livestock (Darby Ranch) has been reviewed. A bonus payment of $30 per acre was payable on execution. The lease will remain in effect while mining, development, processing or reclamation are being conducted on a continuous basis. The information presented below is a summary of a portion of the terms of the agreement only and is provided solely for the purpose of general information. A series of damage payments is also required for such areas and activities as, for example, developed area, surveying, exploration and delineation drilling, installation of monitor wells, pipelines and power lines, and construction of access roads.

Mineral Lands:

- The agreement can be renewed for a second term of five years by paying a bonus in the sum of $75 per acre of Mineral Lands.

- The agreement can be renewed for a third term of five years by paying a bonus in the sum of $100 per acre of Mineral Lands.

- The agreement can be renewed for a fourth term of five years by paying a bonus in the sum of $100 per acre of Mineral Lands.

- Payment of an amount of 6% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is less than $50/lb. The payment increases to 8% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is greater than $50/lb.

Surface Lands:

- The agreement can be renewed for a second term of five years by paying a bonus in the sum of $75 per acre of Surface Lands.

- The agreement can be renewed for a third term of five years by paying a bonus in the sum of $100 per acre of Surface Lands.

- The agreement can be renewed for a fourth term of five years by paying a bonus in the sum of $100 per acre of Surface Lands.

- Payment of an overriding royalty in the amount of 3% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is less than $50/lb. The payment increases to 4% of the value of uranium

in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is greater than $50/lb.

4.1.1.2 Bear Creek Property

The Bear Creek property comprises a total of approximately 1,920 acres of mineral rights, for which a lease is under negotiation, and 875 acres of located lands (mineral rights) for a total of 2,796.14 acres, all covered by a surface agreement (Appendix I). The property contains 63 unpatented lode mining (approximately 1,260 acres) claims that cover those mineral rights below split-fee lands and one surface rights agreement between High Plains and the Donna S. Allemand Family Trust. The property is generally located in Township 39 North, Range 74 West (Section 33) and Township 38 North, Range 74 West (Sections 4, 5, 6, 7 and 8), Sixth Prime Meridian (Figure 4.3).

High Plains owns 100% of the mineral rights to this property by means of acquisition of staked claims, none of which have been certified by a licensed surveyor. Royalty payments related to the production of uranium in the form of yellowcake are payable to the Donna S. Allemand Family Trust. This agreement has an effective date of May 17, 2005 and remains in effect for an initial term of 5 years. The agreement can be renewed for three additional terms, for a total period of 20 years. A copy of the executed agreement has been reviewed, and a summary of the relevant obligations to maintain this agreement in good standing is provided below. The information presented below is a summary of a portion of the terms of the agreement only and is provided solely for the purpose of general information. A series of damage payments is also required for such areas and activities as, for example, developed area, surveying, exploration and delineation drilling, installation of monitor wells, pipelines and power lines, and construction of access roads.

- The agreement can be renewed for a second term of five years by paying a bonus in the sum of $75 per acre of Surface Lands.
- The agreement can be renewed for a third term of five years by paying a bonus in the sum of $100 per acre of Surface Lands.
- The agreement can be renewed for a fourth term of five years by paying a bonus in the sum of $100 per acre of Surface Lands.
- Payment of an overriding royalty in the amount of 3% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is less than $50/lb. The payment increases to 4% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is greater than $50/lb.

Rotary drilling programs in the past have located a number of uranium occurrences as shown in Figure 4.3. These occurrences are discussed in further detail in Section 4.1.3 of this report. Micon is not aware of the presence of any significant environmental liabilities on the

Figure 4.3
Distribution of Claims, Bear Creek Property, Allemand Ross Project


31
32
33
T39N
T38N
R75W
R74W
CD1-I
CD1-II
CD1-III
CD1-IV
CD1-V
CD2
EF1-I
EF1-II
EF2-I
N
Legend
HPU property
Allemand surface rights
Drill hole
Drill hole, mineralized
Drill hole, proposed
Deposit
Roll front
Surface boundary
ALLEMAND Surface owner
US Mineral owner
0 1000 2000 3000 4000 5000
feet
High Plains Uranium Incorporated
Bear Creek - Allemand Ross
Converse County, Wyoming, U.S.A.
May 2005

Bear Creek property. Micon understands that a permit from the Wyoming DEQ is required to conduct non-coal rotary drilling programs in the State of Wyoming. A reclamation bond is required to be posted to address the costs of the surface disturbances caused by these drilling programs.

The operations of High Plains are subject to various federal and state environmental laws and regulations including the National Environmental Policy Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Recovery and Conservation Act, the Clean Water Act, the Clean Air Act, the Endangered Species Act and certain state laws relating to environmental discharges. Various permits relating to mineral exploration and development are required under many of these laws. Permitting for mining operations in Wyoming is administered by the Land Quality Division of the Wyoming DEQ.

4.1.2 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

Access to the project is via Converse County Road 31, which also known as the Ross Road. The project is located approximately 32 miles north of the Ross Road origin at the intersection of Wyoming Highway 93 (arriving from Douglas) and Wyoming Highway 96 (arriving from Glenrock). The Ross Road is an all-weather road that is maintained by Converse County. Its southern section is paved but its northern section remains as a gravel road (Figure 4.4). The Ross Road terminates nine miles north of the project near the Ross townsite. The Sand Draw area is adjacent to and just west of Ross Road. The Bear Creek area is four miles west of Ross Road on established two-track trails. Sufficient space is present on the current land holdings to construct a well field and extraction plant.

The climate of the region includes cool winters and warm summers. The nearest long-term weather monitoring station is located in Casper, Wyoming which has maintained weather observations from August 1, 1948 to present (Western Regional Climate Centre, 2005). Over the 57-year recording period, the average annual maximum temperature has been approximately 59°F (15°C) and the average annual minimum temperature has been approximately 32°F (0°C). The average total precipitation has been 11.90 inches (302.2 millimetres).

Local access to the deposits is by unmaintained trails established by ranching, oil well servicing, and drilling activity. Electrical power sufficient for residential and oil well operations is available to the project area. Several oil wells and associated equipment are present, but are not expected to impinge on uranium drilling or mining operations, as much of the project area has already been the subject of exploratory drilling programs in the past. A pipeline used for the transportation of petroleum products is present in the project area and care will have to be taken to specifically identify its location prior to commencement of any future drilling programs.

Figure 4.4
General View of the Ross Road Showing a Sand Draw Claim Marker



The surface elevation of the intersection of Sand Draw and the Ross road is approximately 5,180 feet (approximately 1,580 metres) above mean sea level, with local relief of up to 130 feet (approximately 40 metres). The project area is a semi-arid, rolling grassland with abundant scrub brush and very few trees (Figure 4.5).

Figure 4.5
General View of the Sand Draw Property, Wyoming



4.1.3 HISTORY

The mineralization located within the project area was discovered and delineated by Conoco in the early 1970's. At some later point in time, Conoco formed an association with Power Reactor & Nuclear Fuel Development Corporation (PNC), a consortium of Japanese utilities. Conoco continued to operate the drilling program on the property and adjacent areas. When Conoco closed its minerals department, PNC assumed control of the project and maintained control of key portions of the project area (referred to as the SWPRB Project), until the late 1980's at which time the mineral rights were allowed to lapse.

Conoco conducted its drilling program by means of truck mounted rotary drill rigs that were able to drill vertical holes up to 5 inches (12.7 centimetres) in diameter. For much of the length of the drill holes, no core was recovered. Coring was done in the mineralized zones in order to provide samples of mineralized material for laboratory analyses. Electric logs which measured the natural radioactivity, the electrical resistivity and the self-potential were created for all drill holes. In all, Conoco completed at least 512 drill holes on the Sand Draw property. It also completed at least 180 drill holes on the Bear Creek property. The detailed drill information is not yet in the possession of High Plains. Consequently the total length of drilling completed on these two properties cannot be determined.

A tabulation of the significant uranium values encountered by Conoco on the Sand Draw property is given in Table 4.1 and a tabulation of the significant assays on the Bear Creek property is given in Table 4.2. Figures 4.2 and 4.3 above illustrate the location of the drill holes completed by Conoco on the Sand Draw and Bear Creek properties, respectively.

Table 4.1
Table of Significant Assays, Sand Draw Property, Wyoming

Block – Section	Hole #	Thickness (feet)	Grade (% U_3O_8)	Down-Hole Depth (feet)
CD_1-I 19-39-74	40	5.5	0.05	1,029
	57	9.5	0.27	1,081
	83C	3	0.30	1,078
	65	7	0.26	1,122
	22	2.5	0.32	1,033
EF_1-I 7 & 18-39-74	4	5	0.09	1,236
	4	2.5	0.18	1,266
	6	2	0.22	1,305
	28	5	0.28	1,273
	28	3.5	0.15	1,281
	39	4.5	0.195	1,320
	50C	3.5	0.18	1,320
	30	4	0.15	1,283
	30	5	0.31	1,326
	22	3.5	0.26	1,228
EF_1-II 17 & 18-39-74	16	4	0.44	1,154
	173	5	0.13	1,183
	172	4.5	0.11	1,169
	60	2.5	0.53	1,181
	11	17.5	0.11	1,190
	80	4.5	0.18	1,188
	7	8	0.30	1,193
	64	9	0.30	1,227
	3	2.5	0.24	1,227
	93C	4.5	0.19	1,170
	67	6	0.38	1,227
	67	2.5	0.40	1,232
	170C	2	0.36	1,195
	13	4	0.16	1,262
	12C	3	0.22	1,212
EF_2-I 18 & 19-39-74	9	3	0.15	1,328
	20	14.5	0.12	1,305
EF_2-II 18 & 19-39-74	153	5	0.12	1,288
	12	3	0.21	1,290
	16	3.5	0.15	1,300
EF_2-III 13-39-75	77	4	0.15	1,388
	77	4	0.13	1,405
	33	2	0.63	1,369
	37	2	0.26	1,421
	85	6	0.15	1,330
	90	3.5	0.16	1,341
	78	3	0.15	1,444
	93C	2	0.24	1,298
	73	4	0.16	1,308

Block – Section	Hole #	Thickness (feet)	Grade (% U_3O_8)	Down-Hole Depth (feet)
	73	6	0.88	1,320
	81	8.5	0.19	1,280
	81	3.5	0.14	1,295
	64	4	0.43	1,293
	64	4	0.17	1,358
	70	3.5	0.88	1,310
	70	5	0.32	1,369
	84	4.5	0.14	1,392
	66	3.5	0.40	1,298
EF_2-IV 13 & 24-39-75	94C	8	0.10	1,307
	92	4	0.21	1,318
	107	5	0.30	1,338
	92	4	0.11	1,350
	11	2	0.26	1,333
	7	4.5	0.09	1,404
	108	3	0.18	1,417
	40	3	0.17	1,413
	83C	2	0.45	1,364
	39	7.5	0.45	1,364
	110	9	0.18	1,400
	109	5	0.12	1,400
	33	2.5	0.18	1,432
	84C	4.5	0.19	1,431
	32	9.5	0.18	1,443
	96	3.5	0.15	1,462
	86	2	0.29	1,460
	25	4.5	0.25	1,383
	100	4	0.10	1,370
	30	5.5	0.19	1,362
	115C	9.5	0.11	1,306
	1	6	0.17	1,378
	41	5	0.20	1,372
	57	3.5	0.48	1,415
	29	3.5	0.13	1,462
	26	3.5	0.76	1,328

Table 4.2
Table of Significant Assays, Bear Creek Property, Wyoming

Block – Section	Hole #	Thickness (feet)	Grade (% U_3O_8)	Depth (feet)
CD_1-I 6-38-74	41	8.5	0.10	1,095
	A153	4.5	0.12	1,103.5
	A180	10	0.10	1,128
	A86	10	0.17	1,099
CD_1-II 4-38-74	47	2	0.30	979
	66	6.5	0.11	992
	71	16	0.13	972
	64	5.5	0.11	1,021
CD_1-III 4-38-74	22	2.5	0.45	1,080
	27C	7	0.34	1,119

Block – Section	Hole #	Thickness (feet)	Grade (% U_3O_8)	Depth (feet)
CD_1-IV 4-38-74	56	4	0.11	1,053
	77	8.5	0.12	1,046
CD_1-V 5-38-74	18	5	0.11	1,137
	4	8	0.07	1,050
	3	5	0.24	1,034
	14	6.5	0.17	1,027
	29	2	0.24	1,006
	48	7.5	0.13	1,088
CD_2-I 8-38-74	36	4	0.17	1,173
	25	6	0.17	1,152
EF_1-I 8-38-74	61	2	0.46	1,328
	63	9	0.07	1,235
	15	2.5	0.17	1,309
EF_1-II 7 & 8-38-74	7	12	0.24	1,267
	75	3	0.17	1,240
EF_2-I 7-38-74	22	2	0.24	1,369
	15	4	0.26	1,381

A study of the economic potential of the newly discovered uranium mineralization was prepared for PNC in 1988 (Maxwell and Ludeman, 1988) which included preparation of an estimate of the amount of uranium mineralization that was present on the Conoco land package. The estimate envisioned recovering the uranium by means of ISL mining methods and utilized a mining recovery of 70%, a minimum thickness of mineable unit of 2 feet, a minimum grade of mineable unit of 0.05% U_3O_8 and a minimum grade-thickness product of 0.40. The estimates were prepared using the General Outline method as described by the United States Atomic Energy Commission (AEC) for most of the mineralized pods, and the polygonal method was used for one of the pods located on the Sand Draw property. These estimates are summarized in Tables 4.3 and 4.4 and the locations of the pods are shown in Figures 4.2 and 4.3.

Table 4.3
Summary of PNC Uranium Mineralization Estimate, Sand Draw Property
(modified from Maxwell and Ludeman, 1988)

Deposit	Section	Tons	Grade (%U_3O_8)	Recovered Pounds (U_3O_8)	Thickness (ft)	Category	Depth (ft)
CD_1 – I	19 T39N R74W	140,000	0.18	350,000	6.9	Inferred	1,080
EF_1 – I	7/18 T39N R74W	160,000	0.20	450,000	6.6	Inferred	1,260
EF_2 – I	18/19 T39N R74W	110,000	0.12	190,000	8.75	Inferred	1,325
EF_1 – II	18 T39N R74W	360,000	0.18	910,000	5.9	Inferred	1,200
EF_1 – IIB	18 T39N R74W	84,000	0.29	340,000		Indicated	
EF_2 – II	18/19 T39N R74W	78,000	0.15	170,000	3.8	Inferred	1,293
EF_2 – III A	13 T39N R74W	85,000	0.19	220,000	5.8	Inferred	1,373
EF_2 – III B	13 T39N R74W	130,000	0.35	630,000		Indicated	
EF_2 - IV	13/24 T39N R74W	480,000	0.22	1,500,000	4.8	Inferred	1,390
Total, Indicated		**214,000**	**0.32**	**970,000**			
Total, Inferred		**1,400,000**	**0.19**	**3,790,000**			

Table 4.4
Summary of PNC Uranium Mineralization Estimate, Bear Creek Property
(modified from Maxwell and Ludeman, 1988)

Deposit	Section	Tons	Grade (%U_3O_8)	Recovered Pounds (U_3O_8)	Thickness (ft)	Category	Depth (ft)
CD_1 – I	5/6 T38N R74W	183,000	0.12	310,000	8.9	Inferred	1,109
CD_1 – III	4 T38N R74W	41,200	0.32	183,000	4.8	Inferred	1,093
CD_2 – I	8 T38N R74W	37,500	0.17	89,300	5.0	Inferred	1,167
EF_1 – I	8 T38N R74W	72,100	0.15	148,000	4.5	Inferred	1,295
EF_2 – I	7 T38N R74W	27,500	0.25	97,400	3.0	Inferred	1,378
Total, Inferred		**361,300**	**0.16**	**827,700**			

As shown in Table 4.3, Maxwell and Ludeman estimated that 970,000 pounds of recoverable uranium (U_3O_8) could be placed in an indicated resource category at Sand Draw, and 3,790,000 pounds of recoverable uranium could be placed in an inferred category. A total of 827,700 pounds of recoverable uranium were estimated to be present on the Bear Creek claim block, all of which was classified as inferred. A mining recovery factor of 70% was applied in estimating the pounds of recoverable uranium so that the in-situ amounts were 1,390,000 pounds in the indicated category and 5,400,000 pounds in the inferred category on the Sand Draw block, and 1,180,000 pounds in the inferred category on the Bear Creek claim block.

The classification categories in these estimates used internal nomenclature that was not based upon the Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Reserves Definitions and Guidelines as adopted by the CIM Council on August 20, 2000, as the estimates were prepared prior to the implementation of the Guidelines. Micon has reviewed the methodology and data that were used in preparation of these estimates and considers that the internal classification categories employed generally comply with the CIM Standards in effect today. Micon considers that these estimates are of sufficient reliability to provide an order-of-magnitude estimate of the amount of uranium recoverable from these pods and to form the basis for further work.

High Plains began acquisition of the mineral rights to the project in the fall of 2004 and continues to assemble its land position as of July, 2005 with the acquisition of the surface rights to the Allemand Ranch claims and the agreement with respect to the Darby Ranch.

4.1.4 GEOLOGICAL SETTING

The Powder River Basin of northeastern Wyoming and southeastern Montana is a north-south aligned, asymmetrical syncline structural basin bounded on the south by the Laramie mountain range, by the Big Horn Mountains and the Casper Arch on the west, by the Black Hills on the east, and weakly defined by the Miles City Arch to the north. The basin is a Laramide-aged (approximately 65 million years) foreland that was fed primarily by northerly flowing stream systems and secondarily by systems flowing from the west and southeast. The basin has an area of approximately 7.7 million acres. The significant uranium deposits identified to date in the South Powder River Basin have been hosted by either the Paleocene-

aged (approximately 60 million years) Fort Union or lower Eocene-aged (approximately 45 million years) Wasatch Formations. Figure 4.6 displays the surficial distribution of the Fort Union and the Wasatch Formations in the Powder River Basin and Figure 4.7 displays a stratigraphic cross section of the Powder River Basin.

The Wasatch Formation consists of arkosic sandstone units that generally range from 10 to 200 feet (3 to 60 metres) in thickness and are separated by thin and extensive mudstone units. The Paleocene-aged Fort Union Formation underlying the host Wasatch Formation in the Powder River Basin consists of fine grained sandstone, siltstone, interbedded mudstones, and sometimes massive coal beds.

The uranium mineralization in the Allemand Ross project vicinity is believed to be hosted either in the lower Wasatch Formation or in the upper Fort Union Formation. The project is located a few miles east of the north-northwest trending basin axis and a few miles west of the surface axis. For practical purposes, the dip of the host rock is less than 1%.

4.1.5 DEPOSIT TYPES

Uranium mineralization occurs in a number of different igneous, hydrothermal and sedimentary geological environments in North America (Figure 4.8). Uranium deposits world-wide can be grouped into the following 10 major categories of deposit types based on the geological setting of the deposits (Uranium Information Centre, 2001).

1. Unconformity-related deposits (eg. Athabasca Basin, Canada).
2. Breccia complex deposits (eg. Olympic Dam, Australia).
3. Sandstone-hosted deposits (includes roll-front, tabular and structural-associated).
4. Surficial deposits (eg. Yeelirrie Deposit, Western Australia).
5. Volcanic-hosted deposits.
6. Intrusive-hosted deposits (eg. Palabora Deposit, South Africa).
7. Metasomatite-hosted deposits (eg. Zheltye Vody Deposit, Ukraine).
8. Metamorphic-hosted deposits (eg. Mary Kathleen Deposit, Queensland).
9. Quartz-pebble conglomerate-hosted deposits (eg. Elliot Lake, Canada).
10. Vein-hosted deposits (eg. Jachymov Deposit, Czech Republic).

Figure 4.6
Generalized Distribution of the Wasatch and Fort Union Formations, Powder River Basin
(modified from Love and Christiansen, 1985)



Detail Area
WYOMING
50 Miles
Cheyenne
Geology Map of Wyoming
N
20 Miles
Powder River Basin
Gillette
Christiansen Ranch
25
Allemand-Ross
Smith Ranch
Ross Road
Legend
Wasatch Fm
Fort Union Fm
Casper
Douglas
Powder River Basin, Wyoming

Figure 4.7
Stratigraphic Cross Section of the Power River Basin, Wyoming


Stratigraphic Section - Power River Basin
Rock Type
Formation Names
Age
Formation Names
Rock Type
Wasatch -Fm.
Fort Union Fm.
CENOZOIC
MESOZOIC
CRETACEOUS
PALEOZOIC
PRECAMBRIAN
EXPLANATION
Conglomerate
Sandstone
Shale
Coal
Limestone
Dolomite
Gypsum
Igneous and Metamorphic Rocks
Unconformity (A Surface of Erosion)
Formation
Fault
VERTICAL SCALE
Modified from Breckridge and other (1974)

Figure 4.8
Location of Uranium Provinces and Major Uranium Deposits in North America
(modified from Finch, 1996)


Uranium Province Outline
Major Uranium Clusters
Unconformity-related
Roll-front sandstone
Tabular sandstone
Quartz-pebble conglomerate
Vein
Intrusive
Phosphorite
Collapse-breccia pipe
Volcanic
Metasomatite
Limestone
Bokan Mountain
Athabasca Basin Uranium Province
Canada
Blind River-Elliot Lake Uranium Province
Basin and Range Uranium Province
U.S.A.
N
Rocky Mountain and Intermontane Basins Uranium Province
Swanson
Colorado Plateau Uranium Province
Florida Phosphorite Uranium Province
Gulf Coast Uranium Province
Mexico
April 2005

The major primary ore mineral in these deposits is uraninite (a complex uranium mineral containing UO_2 and UO_3 as a crystalline form) or pitchblende (the massive form of uraninite), though a range of other uranium-bearing minerals can be found in particular deposits.

A large variety of secondary uranium minerals is known, many of which are brilliantly coloured and fluorescent. The commonest are gummite (a general term like limonite for mixtures of various secondary hydrated uranium oxides with impurities); hydrated uranium phosphates of the phosphuranylite type, including autunite (with calcium), saleeite (magnesian) and torbernite (with copper); and hydrated uranium silicates such as coffinite, uranophane (with calcium) and sklodowskite (magnesian). A synthesis of the deposit size and grade ranges is provided in Table 4.5.

Table 4.5
Typical Ranges of Deposit Size and Grade of Uranium Deposits in North America
(after Finch, 1996)

Uranium Province	Total Resource Magnitude (tons U_3O_8)	Area (square miles)	Size Range (tons U_3O_8)	Grade Range (%U_3O_8)
Athabasca Basin	5.5 x 10^5	100,000	650 – 195,000	0.30 – 16.5
Blind River-Elliot Lake	3 x 10^5	25,000	3,000 – 240,000	0.04 – 0.125
Colorado Plateau	6 x 10^5	200,000	500 – 200,000	0.05 – 0.60
Rocky Mountain and Intermontane Basins	3.5 x 10^5	320,000	500 – 20,000	0.04 – 0.48
Gulf Coast	1 x 10^5	50,000	500 – 10,000	0.04 – 0.30
Basin and Range	4 x 10^4	675,000	500 – 20,000	0.05 – 0.10
Florida Phosphorite	1 x 10^6	30,000	90,000 – 270,000	0.007 – 0.0125
Non-province Canada	9 x 10^4	NA	500 – 25,000	0.07 – 0.60
Non-province USA	6 x 10^4	NA	800 – 22,000	0.09 – 0.75
Non-province Mexico	2 x 10^3	NA	800 – 1,200	0.03 – 0.08
Total	**3 x 10^6**			

The known uranium mineralization in the Powder River Basin of Wyoming can be classified in the sandstone-hosted category. Specifically the uranium mineralization found on the Allemand Ross project is of the roll-front sub-type.

The generally accepted theory of deposition of uranium in Wyoming basins is that uranium contained in volcanic ash of the overlying White River Formation covering the area was leached by oxygenated surficial water, was carried into sandstone outcrops and was transported down dip under oxidizing conditions in the permeable sandstone beds until reaching a reducing environment where the uranium was precipitated in either the lower sections of the Wasatch Formation or the upper sections of the Fort Union Formation.

Suitable reducing agents can be the presence of pyrite, marcasite, organic materials, bacterial action and hydrogen sulphide (H_2S) gas. The oxygenated, uranium-bearing fluid was focused and confined in the permeable sandstone units by the presence of impermeable mudstone beds or other such units. Deposition of uranium is not restricted to a single sandstone unit. A number of sandstone units have been found to host roll-front type uranium mineralization

in this area as a result of the exploration activities carried out by Conoco. Figure 4.9 schematically demonstrates the depositional environment of a typical roll-front uranium deposit.

Exploration for roll-front uranium deposits relies on identifying the principal geochemical environment (either oxidized or reduced) as a primary guide to the specific location of the redox boundary (typically referred to as the "front"). This is typically achieved by means of widely spaced drill holes. As more information becomes available, the location of the redox boundary becomes better constrained. The exploration focus then turns to the detailed evaluation of favourable sections of the redox boundary to determine whether or not economic grade uranium mineralization may be present.

Figure 4.9
Schematic Illustration of the Formation of a Typical Roll-Front Uranium Deposit
(modified from Heylmun, 2003)


Oxidizing Conditions
(may contain magnetite, hematite, or limonite)
Reducing Conditions
(may contain pyrite, marcasite, organic material or H_2S gas)
Mudstone
(impermeable)
0.3 to 10 metres
(1 to 30 feet)
Sandstone
(permeable)
Mudstone
(impermeable)
3 to 60 metres
(10 to 200 feet)
30 to 150 metres
(100 to 500 feet)
Red altered (hematitic) sandstone
Roll Front Uranium
Yellow altered (limonitic) sandstone
Mineralized Sandstone (U_3O_8 grade decreasing in direction of flow)
Bleached altered sandstone (absent in most deposits)

The presence and amount of uranium mineralization is determined by means of radiometric values measured using down-hole surveying tools and these values are typically calibrated by means of a small number of assays from a certified laboratory. Additional information in the

form of self-potential, resistivity, and neutron-neutron readings is also gathered during the course of a down-hole survey. Additional details regarding these methods are provided in Parasnis (1979).

The uranium grade is determined radiometrically by measuring the radioactivity levels of certain daughter products formed during radioactive decay of uranium atoms. In the case where the amounts of daughter products are in equilibrium with the parent uranium atoms, this method will provide an accurate measure of the amount of parent uranium that is present. However, uranium may be remobilized in some geological environments, thus leading to cases in which uranium occurs where no daughter products are present, balanced by a condition where daughter products remain after the uranium has been depleted. These situations are known as "disequilibrium", and can either under or over estimate the amount of parent uranium that is present, respectively. It is therefore very important to obtain representative samples of the uranium mineralization on the property under investigation and to confirm the radiometric estimate by chemical methods.

4.1.6 MINERALIZATION

The exploration activities carried out by Conoco have discovered a number of roll-front uranium deposits on the Sand Draw property (Figure 4.2). It can be seen that the known deposits occur in an area that measures approximately 2 miles by 2 miles (3.5 kilometres by 3.5 kilometres). The uranium mineralization is hosted in a number of individual sandstone units that occur at depths of approximately 1,029 to 1,444 feet (338 to 474 metres) from the surface. The largest deposit on the Sand Draw property has a strike length of approximately 0.6 miles (1 kilometre), a width of approximately 850 feet (250 metres) and a vertical dimension of approximately 7 feet (2.3 metres). In general terms, these deposits have crescent-shaped cross sectional outlines, and are either flat lying or plunge gently northeast, towards the centre of the Powder River Basin.

The historical drilling has identified a number of roll fronts and uranium concentrations in the Bear Creek area (Figure 4.3). The longest roll-front is interpreted to have a strike length of approximately 7,000 feet (2,100 metres), and a number of drill holes have reportedly intersected significant uranium mineralization at similar depths to that discovered at Sand Draw.

4.1.7 EXPLORATION

High Plains has not conducted any exploration activities on either the Sand Draw or Bear Creek properties.

4.1.8 DRILLING

A description of the historical drilling on the properties is provided in Section 4.1.3. High Plains has not completed any drilling on the properties to date.

4.1.9 SAMPLING METHOD AND APPROACH

High Plains has not conducted any sampling programs on the properties to date, since none of the drill cores generated by Conoco have survived the passage of time.

4.1.10 SAMPLE PREPARATION, ANALYSIS AND SECURITY

High Plains has not conducted any sampling preparation or analysis as no samples have been taken on the properties to date, and none of the drill cores generated by Conoco have survived the passage of time.

4.1.11 DATA VERIFICATION

Due to the passage of time and the decades-long decline in interest in this style of mineralization, a thorough verification of the historical data from these properties is a difficult task at best, as many of the records and materials from past exploration programs have been lost, destroyed, or otherwise made inaccessible. Consequently, Micon's data verification procedures were confined to a review of all of the available data for the properties and conducting a site visit. The data consisted of a series of drill hole compilation maps that displayed the drill hole number, the down-hole depth at which uranium mineralization was encountered, the thickness and the grade of the mineralization.

In addition to its review of the data, Micon, with assistance by Mr. Baughman of High Plains, was able to locate a number of the collars of the drill holes completed by Conoco on the Sand Draw property. The locations of these drill collars were marked by the presence of a black plastic pipe measuring approximately 1 inch (2.5 centimetres) in diameter that protruded above the ground surface by approximately 8 inches (approximately 20 centimetres). The drill hole number was observed to have been embossed on an aluminum tag which was then attached to the plastic pipe (Figure 4.10).

Micon has relied upon the data presented in the drill hole compilation maps for the Sand Draw and Bear Creek properties. In Micon's opinion the quality of the information that was reviewed conformed to the standards in effect at the time during which the exploration work was carried out. Micon believes that the surviving data are sufficiently credible to be used with confidence as a guide to future exploration programs.

4.1.12 ADJACENT PROPERTIES

Uranium is being produced at the Smith Ranch operation of Cameco Corporation, located approximately 20 miles (32 kilometres) south of the Allemand Ross project. The uranium mineralization at the Smith Ranch is contained within the same stratigraphic units as are present at Allemand Ross, and is also of the roll-front style. An excellent description of the Smith Ranch operation has been presented by Freeman and Stover, The Smith Ranch Project: a 1990s In Situ Uranium Mine, The Uranium Institute Twenty Fourth Annual International Symposium, 1999 (www.world-nuclear.org/sym/1999/pdfs/freeman.pdf). This paper is provided for reference in Appendix II. Note that Micon has not been able to verify this

information. The information presented in Appendix II is not necessarily indicative of the uranium mineralization on the Allemand Ross project but describes the style of roll-front uranium mineralization in these particular sedimentary units in this area, as well as the method of in-situ recovery.

Commercial uranium production from the Smith Ranch ISL operation started in 1997. In 2004, the facility produced 1.5 million pounds U_3O_8 and employed 80 people.

The Smith Ranch property was acquired by Power Resources Inc. (PRI), wholly-owned subsidiary of Cameco, in 2002. Smith Ranch is adjacent to the Highland ISL mine and, subsequent to the purchase, the two operations were merged to form the Smith Ranch/Highland operation. The Smith Ranch mill processes all ISL-mined uranium; the Highland mill remains under care and maintenance.

Figure 4.10
Location of Drill Hole 24-054, Sand Draw Property, Wyoming



4.1.13 MINERAL PROCESSING AND METALLURGICAL TESTING

No mineral processing or metallurgical testing analyses have been carried out by High Plains on the Allemand Ross project.

4.1.14 MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

No mineral resource or mineral reserve estimates have been conducted by High Plains on the Allemand Ross project.

4.1.15 OTHER RELEVANT DATA AND INFORMATION

Micon is not aware of any additional information or relevant data, the omission of which would make this Technical Report misleading or difficult to understand.

4.1.16 INTERPRETATION AND CONCLUSIONS

The grade of the uranium mineralization reported to have been intersected in the Conoco drill holes is similar to that which is being exploited at the nearby Smith Ranch using a similar extraction and processing method to that contemplated for the Sand Draw and Bear Creek properties. In Micon's opinion, the density of drill holes completed by Conoco on these two properties is sufficient, in general terms, to allow the estimation of the position of a roll front that is a favourable site for deposition of uranium mineralization. The drilling density is locally sufficient to allow estimates of the general dimensions of uranium deposits.

Micon has reviewed all available information pertaining to the uranium mineralization found on the Sand Draw and Bear Creek properties. It has also conducted sufficient data verification activities to assure itself that the data are sufficiently credible to be used as guides to future work programs on the two properties. However, the lack of availability of the detailed historical records necessitates a work program to confirm the accuracy of this historical work and to provide sufficient detailed information to be used in the advancement of these two properties

4.1.17 RECOMMENDATIONS

The work program contemplated by High Plains is targeted to confirm the presence, grade, and dimensions of the uranium deposits located by the Conoco drill programs. This will be done by completing a series of drilling programs of increasing detail. Baseline environmental studies that will form the basis of the creation of an Environmental Impact Statement will be undertaken. Metallurgical studies, hydrological studies and preliminary engineering will also be undertaken so as to allow completion of a pre-feasibility study. These activities and expenditures are envisioned to take place over a 30-36 month period. A summary of these proposed expenditures is provided in Table 4.6.

Table 4.6
Proposed Delineation and Development Expenditures for the Sand Draw and Bear Creek Properties, Allemand Ross Project, Wyoming
(Dollars)

Item	Q3/Q4 2005	2006	2007	Total
		Sand Draw		
Phase I				
Core drilling and logging[1]	180,000			180,000
Hydrogeological study	80,000			80,000
Baseline monitor wells[1]	540,000	50,000	10,000	600,000
Engineering/hydrology	50,000	50,000		100,000
Sub-total, Phase I	**850,000**	**100,000**	**10,000**	**960,000**

Item	Q3/Q4 2005	2006	2007	Total
Sand Draw				
Phase II				
Confirmation/definition drilling[1]		580,000		580,000
Pre-feasibility study		50,000	25,000	75,000
Deposit expansion delineation[1]			1,700,000	1,700,000
Sub-total, Phase II		**630,000**	**1,725,000**	**2,355,000**
Sub-total, Phase I and II	**850,000**	**730,000**	**1,735,000**	**3,315,000**
Ancillary Costs, All Phases				
Staff	112,000	117,000	124,000	353,000
Consultants	30,000	60,000	60,000	150,000
Claim Payments	25,000	25,000	25,000	75,000
Lease Payment	18,000	18,000	18,000	54,000
Sub-total, Ancillary Costs	**185,000**	**220,000**	**227,000**	**632,000**
Grand Total, Sand Draw	**1,035,000**	**950,000**	**1,962,000**	**3,947,000**
Bear Creek				
Phase I				
Core drilling and logging[1]	180,000			180,000
Hydrogeological study	80,000			80,000
Baseline monitor wells[1]	540,000	10,000	10,000	560,000
Engineering/hydrology	25,000	25,000		50,000
Sub-Total, Phase I	**825,000**	**35,000**	**10,000**	**870,000**
Phase II				
Confirmation/definition drilling[1]		180,000		180,000
Pre-feasibility study		50,000		50,000
Deposit expansion/delineation[1]			520,000	520,000
Sub-Total, Phase II	--	**230,000**	**520,000**	**750,000**
Sub-Total, Phase I and II	**825,000**	**265,000**	**530,000**	**1,620,000**
Ancillary Costs, All Phases				
Staff	112,000	118,000	124,000	354,000
Consultant	30,000	20,000	20,000	70,000
Claim payments	8,500	8,500	8,500	25,000
Lease payments	8,000	8,000	8,000	24,000
Sub-Total, Ancillary Costs	**158,500**	**154,500**	**160,500**	**473,000**
Grand Total, Bear Creek	**983,500**	**419,500**	**690,500**	**2,093,500**
Grand total, Allemand Ross	**2,018,500**	**1,369,500**	**2,652,500**	**6,040,500**

[1] Includes Surface Damage Payment. Rental is prepaid.

The proposed budget totaling approximately $6,000,000 will be undertaken in two phases. Activities during Phase I will consist of percussion and core drilling to confirm the results obtained during previous exploration programs on the properties, the installation of monitoring wells to allow the gathering of baseline data and conducting preliminary hydrogeological and metallurgical studies. Should these preliminary activities prove successful, then the Phase II program will consist of definition drilling, the installation of a test well field, and the preparation of a pre-feasibility study. While the results of prior exploration have demonstrated the existence of uranium mineralization on the Allemand Ross properties, there is no assurance that the proposed program of future work will result in the delineation of an economically viable deposit. Should it do so, considerable additional time is likely to be required for permitting, engineering and construction before the commercial production of uranium could commence.

It is Micon's opinion that the Sand Draw and Bear Creek properties merit further work and that the proposed budget is appropriate, provided that the Phase I program yields sufficiently encouraging results to justify the expenditures proposed for Phase II.

4.2 SWINNEY SWITCH

4.2.1 PROPERTY DESCRIPTION AND LOCATION

The Swinney Switch project is located in the eastern portion of Live Oak County and the western portion of Bee County, approximately 30 miles (48 kilometres) northwest of Corpus Christi, Texas (Figure 4.11). The Wallace South deposit is situated in the southwestern part of the 101 Bar Ranch (also known as the Wallace Ranch) in Live Oak County, Texas (Figure 4.12).

Figure 4.11
General Location of the Swinney Switch Project, Texas


N
Swinney Switch
0 25 50 100 150 200
Miles

Figure 4.12
Location of the Wallace South Deposit, Swinney Switch Project, Texas


N
Seager / Salvo
Johnson
Wallace
Wallace South Deposit
Lake Corpus Christie
0 1 2 3
miles
Legend
Major road
Fault
Mineralized zone
Roll Fronts
Known
Inferred
Land
HPU Leased

The title to all of the surface and a fraction of the mineral estate of the 101 Bar Ranch is owned by the Wallace family. An in-situ solution mining lease was signed between Anna Ruth Iley, Harold Wallace, Jr. and Mrs. Donna Wallace and High Plains on February 14, 2005. The lease was ratified on April 6, 2005 by 101 Bar Ranch, Ltd. and Iley Family, Ltd. (See Figure 4.13). The agreement area constitutes 3,144.07 acres of the surface and mineral rights, all of which High Plains has under the lease agreement with Ms. Anna Ruth Iley, Mr. Harold Wallace, Jr. and Mrs. Donna Wallace. This lease agreement is valid for a primary term of five years from the effective date and for so long thereafter as the Lease Substances (uranium) are produced from the property. The lease can be renewed for an additional five year term, and can be maintained in a current state by the payment of fees in amounts ranging from $10 to $50 per acre per year. In addition, royalty payments from the Gross Proceeds from the production of uranium are payable to the land owners according to the rate shown in Table 4.7. A number of additional obligations are specified in the terms of the Wallace agreement and pertain to such items as damage payments and reclamation requirements for surficial disturbances. The most significant of these obligations is the requirement to pay a

Figure 4.13
Location of Tracts and Abstracts for the Wallace (101 Bar) Ranch, Texas


A-477
A-748
A-814
A-914
Tr. 6.1
129 Ac
A-373
Tr. 6.4
258 Ac
Tr. 6.2
100 Ac
A-573
A-962
A-526
Tr. 2
168.25 Ac
A-25
Tr. 6.5
114 Ac
A-854
A-749
Tr. 6.3
53 Ac
Tr. 1
640 Ac
A-62
A-902
Tr. 4
100.5 Ac
A-399
A-528
Tr. 3
196.25 Ac
Tr. 5
161 Ac
A-21
Tr. 7,8,9
1224.85 Ac
A-30
A-272
N
0 0.25 0.5 1 Miles
Legend
Tracts
Abstracts

sum of $70 for each exploratory drill hole completed by High Plains on the property. High Plains is also required to pay a sum of $60 for each production well.

A Title Opinion on the lands contained in the Wallace Agreement was conducted by the firm of Adami, Paisley & Appell, P.C. (APA) in early April, 2005. A number of potential issues to the title were raised and APA provided a number of recommendations for areas for further investigation.

Table 4.7
Summary of Gross Proceeds Royalties for the Wallace (101 Bar) Ranch, Texas

Value of Yellowcake ($/lb U_3O_8)	Royalty
Less than $25	6.25%
More than $25, but less than $30	7.25%
More than $30, but less than $35	8.25%
More than $35, but less than $40	9.25%
More than $40, but less than $60	10.25%
More than $60, but less than $80	11.00%
More than $80, but less than $100	12.00%
More than $120, but less than $140	14.00%
More than $140	15.00%

Micon understands that the perimeter of the Wallace property has not been certified by a licensed surveyor.

The legal description of the lands covered by the Wallace lease is as follows. These references have been taken from a Quit Claim Deed filed in Volume 223 at Page 340 on November 20, 1969 in the office of the County Clerk of the Live Oak County Texas.

First Tract: 640 acres of land, being Survey No. 271, A-62, Live Oak County, Texas.

Second Tract: 168.25 acres, being Survey 332, A-526, Live Oak County, Texas.

Third Tract: 196.25 acres, being Survey 331, A-528, Live Oak County, Texas.

Fourth Tract: 100.50 acres of land, being Survey No. 411, A-902, Live Oak County, Texas.

Fifth Tract: 161 acres of land, being a part of the Western part of a 36,503,459 square varas survey made for Refugio County School Land, A-399.

Sixth Tract: 654 acres of land, which are composed of parts of several Surveys as follows:

1st About 129 acres of Quarter Section 112, Subdivision No. 76, J. Poitevent, Certificate No. 2/277, A-914.
2nd About 100 acres out of Survey No. 272, A-573.
3rd About 53 acres of out of Survey No. 515, A-749.
4th About 258 acres out of Survey No. 111, A-373.
5th About 114 acres out of Subdivision Nos. 1, 2 and 3, Section 112, A-814.

Seventh Tract: 199.22 acres of land, out of the Kivlin Grant, A-21.

Eighth Tract: Being a part of the original one league grant given by the State of Coahuila and Texas to Mary Bridgett Kivlin, Survey No. 11, A-21, being composed of the following:
1st A tract of 1002.01 acres.
2nd A tract of 5.41 acres.
3rd A tract of 7.75 acres.

Ninth Tract: 9.68 acres of land, more or less, out of the Mary Bridgett Kivlin Survey, A-21.

An in-situ solution mining lease, dated May 3, 2005, was signed by James Marvin Johnson, Mary Rogstad Johnson and Dorothy Hatcher Stutzenburg and High Plains. The Johnson agreement covers 740 acres in Live Oak County for an initial payment of $50 per acre and allows High Plains access to the surface and subsurface as may be necessary to carry out exploration, development and solution mining of uranium in order to produce yellowcake. Specifically excluded from the lease are coal, lignite, oil, gas and a certain other minerals which do not contain uranium. The primary term of the lease is five years from the effective date and for so long thereafter as the lease substances (uranium) are produced from the property. The lease can be renewed for an additional five year term and can be maintained in a current state by the payment of fees in amounts ranging from $10 to $50 per acre per year. In addition, royalty payments from the gross proceeds from the production of uranium are payable to the land owners at the same rate as for the Wallace (101 Bar) Ranch, as shown in Table 4.7.

James M. Johnson owns 100% of the surface of 511.393 acres and five-ninths of the mineral of 740 acres. The balance of 228.61 acres is held by a number of individuals, all of whom have executed the agreement with High Plains.

It is Micon's understanding that the Salvo portion of the Seager-Salvo property shown in Figure 4.12 has recently been acquired by High Plains. It is also Micon's understanding that High Plains does not regard the Salvo property as a material asset, and that it does not intend to spend a significant portion of the proceeds of the Initial Public Offering on exploration on the Salvo property.

This region of South Texas has been settled by humans to varying degrees for over 200 years. During Micon's site visit, a number of impacts to the surficial conditions such as

ranching, brush clearing, road construction, quarrying operations and oil and gas wells were observed to be present in the western portion of the Wallace (101 Bar) Ranch. Micon did not conduct a detailed inventory of impacts on the Ranch. It is Micon's understanding that High Plains is under an obligation for any environmental liabilities relating to the uranium rights on the Wallace (101 Bar) Ranch and that High Plains intends to conduct a complete environmental inventory prior to commencement of any work programs.

A permit must be obtained from the Railroad Commission of Texas for drilling activities.

The Texas state entities which have jurisdiction over radioactive substances are the Bureau of Radiation Control (BRC) and the Texas Commission of Environmental Quality. The BRC, at the Department of State Health Services (DSHS), has rules for the management, treatment and storage of waste generated from naturally occurring radioactive materials. The BRC also issues radioactive material licences for ISL uranium mining and processing, and for the disposal of uranium and thorium byproducts. The Texas Commission of Environmental Quality has jurisdiction over underground injection under Chapter 27 of the Texas Water Code. The Texas Natural Resource Conservation Commission issues permits for injection wells used for ISL mining and for underground injection of wastes. It is understood that, at a minimum, the operations of High Plains are subject to the Clean Air Act, the Clean Water Act and the Endangered Species Act, all administered through BRC.

4.2.2 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

The Swinney Switch project area straddles Interstate Highway 37 at approximately mile post 40 (Figure 4.12, above). Highway 37 is the main road leading from Corpus Christi to San Antonio. The name Swinney Switch is taken from a railroad siding on the old Southern Pacific railroad a few miles to the west. The name now refers to a small community located at a local crossroads that consists of a store, a gas station and a bar.

The project area consists of low rolling pasture land covered by mesquite, guajia, catclaw and other brush (Figure 4.14). The local elevation is approximately 200 feet (60 metres) above mean sea level. Rainfall in the area averages some 30 inches (760 millimetres) per year and is concentrated in the spring and fall. Temperature ranges from very hot in the high summer, to mild and pleasant in the spring and fall, to wildly alternating cold to mild in the winter.

Electrical power is present to the site and all necessary supplies can be obtained in Corpus Christi. Sufficient space is present on the current land holdings to construct a well field and extraction plant.

4.2.3 HISTORY

Uranium mineralization was first discovered in Texas in outcrop by workers in the petroleum industry who noted elevated radioactivity readings while conducting follow-on activities from an airborne gamma-ray scintillation survey of potential oil and gas structures in 1954 (Eargle et al., 1971). Since then, a number of additional occurrences of uranium have been discovered. Initially, these discoveries were of mineralization that was located relatively close to surface. However as the geological understanding of this style of mineralization

evolved, additional deposits were discovered at greater depths. Those deposits located at shallow depths have been mined using open pit mining methods, however those deposits located at greater depths have been exploited using ISL methods.

Figure 4.14
General View of the Wallace South Deposit Area, Swinney Switch Project



In the Swinney Switch area, uranium was discovered in the area of the Mt. Lucas deposit in the late 1970's and which is located 2.5 to 3 miles (4 to 5 kilometres) southwest of Swinney Switch. (Figure 4.15).

Texas Oil and Gas formed a uranium exploration group called TXO Minerals (TXO) in the late 1970's. TXO acquired the uranium rights to the Wallace (101 Bar) Ranch and began exploration drilling that was funded by Florida Power and Light under a joint venture agreement. Florida Power and Light reportedly opted out of the joint venture early in 1980. TXO then reached an agreement for the project with Intercontinental Energy Corp (IEC). However, little work is believed to have been completed, as IEC reportedly terminated its interest in the area in September, 1980.

TXO conducted its drilling program by means of truck mounted rotary drill rigs that were able to drill vertical holes up to 5 inches (12.7 centimetres) in diameter. For much of the length of the drill holes, no core was recovered. Coring was done in the mineralized zones however in order to provide samples of mineralized material for laboratory analyses. Electric logs which measured the natural radioactivity, the electrical resistivity and the self-potential

Figure 4.15
Location of Roll-Front Uranium Deposits, Corpus Christi Area, South Texas


Legend
Swinney Switch
Other ISL
Surface Mines
Major Roads
Cities
N
Swinney Switch
Mount Lucas
Brelum
Palangana
Trevino
Vasquez
0 10 20 30 40
Kilometers

were created for all drill holes. In all, High Plains estimates that TXO completed at least 380,000 feet (116,000 metres) of drilling in at least 633 drill holes on the Wallace (101 Bar) Ranch. A tabulation of the significant uranium values encountered by TXO on the Wallace (101 Bar) Ranch is given in Table 4.8. Figure 4.16 illustrates the location of the drill holes completed by TXO and highlights those holes that contain significant uranium values.

Limited available data indicates that TXO estimated that approximately 1,200,000 pounds of uranium were present in three horizons at the Wallace (101 Bar) Ranch property (Wallace South deposit). This estimate was not prepared in compliance with the categories set out in the Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Reserves Definitions and Guidelines as adopted by the CIM Council on August 20, 2000, as the estimates were prepared prior to the implementation of the Guidelines. Micon considers that this estimate is sufficiently reliable to provide an order-of-magnitude estimate as to the amount of uranium present on the property and to serve as a basis for further work.

Table 4.8
List of Significant Uranium Values Discovered by TXO Minerals on the Wallace (101 Bar) Ranch, Texas

Drill Hole ID	Collar Elevation (Feet above Sea Level)	Depth to Top of Intersection	Grade (% U_3O_8)	Grade x Thickness Product
446	213	489.5	0.059	0.324
		498	0.118	0.295
		515.5	0.241	0.361
		520.5	0.191	0.573
518	188	389.5	0.422	0.844
		472.5	0.064	0.384
		483	0.048	0.312
191	215	489	0.19	0.76
		501	0.1	0.6
		511	0.059	0.324
526	194	435.5	0.134	0.335
		459	0.121	0.423
		482.5	0.142	0.568
597	174	395.5	0.175	0.35
		459	0.121	0.302
		463.5	0.132	0.594
222	212	497	0.028	0.392
		511.5	0.055	0.302
		536.5	0.087	0.609
496	174	405	0.163	0.407
		405.5	0.051	0.331
480	210	418	0.139	0.347
		439.5	0.069	0.345
135	186	396.5	0.231	0.346
		470.5	0.025	0.35
633	172	316.5	0.103	0.36
		371.5	0.109	0.381
104	211	490.5	0.032	0.304
		511.5	0.077	0.385
300	174	395	0.291	0.582
		427	0.163	0.407
89	215	484.5	0.202	0.303
		511	0.119	0.416
132	211	487.5	0.302	0.755

Drill Hole ID	Collar Elevation (Feet above Sea Level)	Depth to Top of Intersection	Grade (% U_3O_8)	Grade x Thickness Product
		513	0.17	0.425
716	145	383	0.246	0.369
		451.5	0.148	0.444
362	211	498	0.11	0.88
		510.5	0.086	0.473
454	211	504.5	0.067	0.402
		515.5	0.102	0.51
151	185	422	0.09	0.36
		474	0.36	0.54
99	282	470	0.182	0.364
		514	0.124	0.558
149	201	444	0.33	0.495
		490.5	0.11	0.605
429	192	422.5	0.184	1.196
		472	0.141	0.634
164	184	415	0.052	0.364
		473	0.464	0.696
162	180	468.5	0.196	0.392
		474	0.38	0.95
298	210	513.5	0.087	0.391
		522	0.262	1.179
246	215	507	0.046	0.805
418	211	509	0.048	0.768
183	191	476.5	0.05	0.425
124	211	508.5	0.05	0.5
671	172	463	0.052	0.364
624	147	369	0.053	0.371
90	212	501.5	0.053	0.477
165	195	483	0.058	0.406
421	210	442	0.06	0.3
564	185	478	0.061	0.305
443	209	524.5	0.061	0.549
238	214	516	0.063	0.378
604	176	466.5	0.066	0.33
457	209	431.5	0.067	0.703
557	165	390	0.069	0.379
504	170	399.5	0.073	0.474
427	202	428	0.073	0.438
91	212	501.5	0.073	0.474
759	172	458	0.076	0.342
640	161	461	0.076	0.494
614	169	391	0.078	0.468
712	175	298	0.08	0.32
568	185	376	0.083	0.373
675	151	369	0.095	0.332
487	205	233.15	0.098	0.784
623	160	479.5	0.098	0.392
598	174	461.5	0.099	0.396
467	199	477.5	0.1	0.3
474	215	513	0.101	0.555
360	210	512.5	0.102	0.306
600	177	464.5	0.103	0.618
221	183	473	0.103	0.309
219	179	466.5	0.108	1.026
519	185	466	0.11	0.66

Drill Hole ID	Collar Elevation (Feet above Sea Level)	Depth to Top of Intersection	Grade (% U_3O_8)	Grade x Thickness Product
475	214	502	0.11	0.66
488	202	435	0.111	0.832
359	213	510.5	0.115	0.575
825	155	357	0.122	0.366
807	179	420.5	0.125	0.437
428	204	444	0.125	0.312
639	190	428	0.131	0.327
456	213	430.5	0.131	0.393
514	193	477	0.135	0.607
762	140	351.5	0.141	1.057
646	147	387	0.143	0.572
461	208	495.5	0.144	0.36
439	199	491	0.145	0.58
361	191	415	0.147	1.69
328	172	506.5	0.148	0.296
248	196	489.5	0.151	0.302
216	171	463.5	0.156	0.468
708	144	462	0.157	0.628
271	172	458	0.161	0.322
524	196	428	0.166	0.415
415	202	442	0.169	0.338
486	205	481.5	0.172	0.688
350	172	453	0.173	0.692
424	211	509.5	0.174	1.74
182	180	394	0.175	0.35
629	147	371	0.178	0.445
755	136	357.5	0.179	0.358
407	207	432.5	0.192	0.384
185	176	501.5	0.205	0.41
674	171	381	0.208	0.624
97	203	446	0.209	0.836
516	193	477.5	0.215	0.537
576	187	480.5	0.222	0.555
521	200	425	0.223	0.334
541	175	408.5	0.227	0.681
301	191	475	0.237	0.711
465	194	414.5	0.239	0.358
156	181	476.5	0.242	1.089
855	151	371.5	0.263	0.394
819	149	371	0.264	0.924
589	164	375	0.291	0.582
253	157	460.5	0.299	1.046
86	213	534	0.306	1.224
468	193	428.5	0.318	0.954
603	176	451	0.328	0.492
405	205	450	0.366	0.549
249	176	475.5	0.404	0.606
263	175	458	0.428	0.642

Figure 4.16
Location and Distribution of Drill Holes Completed by TXO Minerals, Wallace (101 Bar) Ranch, Texas


0 50 100 200 300
Metres
Brooks
Wallace
Interstate Highway 37
LEGEND

The property lease records of the County Clerk indicate that TXO maintained the lease from September, 1980 to December, 1981. TXO was believed to have terminated its lease in February or March, 1982.

High Plains reached an agreement regarding the rights to explore and exploit the uranium resources found on the Wallace (101 Bar) Ranch on February 14, 2005.

Smith (1994) notes that there was no resource estimate completed by TXO on the Johnson lease, which was part of its Swinney Switch property in the late-1970's. Mineralized pods were identified during the TXO drill program. Apart from Smith's report, data for the Johnson property exploration program are not among the information package held by High Plains.

4.2.4 GEOLOGICAL SETTING

The Texas coastal plain consists of a 100 to 150 miles wide (160 to 240 kilometre), arcuate band of gently east and southeasterly dipping, Tertiary-aged, clastic rocks bounded on the west by the Eocene-aged Jackson Group and on the east by the Gulf of Mexico (Figure 4.17).

The Tertiary rocks in South Texas represent an assemblage of clastic sediments that were deposited by large river systems that occupied roughly the same position as the present day river channels (Figure 4.18). The depositional environment of these sediments is interpreted to be a coastal plain that prograded southeastward to the present coastline. The overall geology and uranium mineralization found in the South Texas Uranium Province is best described in Galloway et al. (1979) and Adams & Smith (1980). In addition to the Swinney Switch property, also shown on Figure 4.18 are the locations of the currently active ISL properties; Kingsville Dome and Vasquez, operated by Uranium Resources, Inc. (URI), and Alta Mesa, operated by Mestena Uranium LLC.

This package of rocks is up to 70,000 feet (21,000 metres) thick and extends from the Louisiana border southwards to the Rio Grande and into Mexico. The area where most of the past uranium exploration and development has taken place is the segment south of the San Marcos arch, a gentle positive feature that bisects this province near the mid-point of the outcrop band. This region is known as the South Texas Uranium Province. The geologic section for the Tertiary-aged rocks of the South Texas area is shown in Figure 4.19, below.

The Goliad Formation is the host of the uranium mineralization found in the Swinney Switch area. It is considered to be Pliocene in age and unconformably overlies all the older formations down to the Whitsett Formation of the Jackson Group. The Goliad Formation is composed of three Members; the lower La Para Sandstone, the Middle Lagarto Creek Clay Beds and the upper La Bahia Sandstone.

The La Para Member is essentially a conglomerate that is composed largely of quartz, chert, and limestone cobbles, cross-bedded coarse sand, and limey clay. The La Para Member is the most widely exposed and is usually well-calichefied and resistant to erosion, thus overlaps many of the older formations. The Lagarto Creek Member is a pinkish-brown to reddish coloured, mottled, limey clay. The La Bahia Member is composed of fine-to coarse grained, cross bedded or massive sandstone that contains thinly interbedded conglomerate lenses composed of quartz, chert, and jasper pebbles.

Figure 4.17
Generalized Geology of Texas
(University of Texas at Austin, 1992)


GEOLOGY OF TEXAS
1992
BUREAU OF ECONOMIC GEOLOGY
THE UNIVERSITY OF TEXAS AT AUSTIN
University Station, Box X
Austin, Texas 78713-7508
(512) 471-1534
SWINNEY SWITCH PROJECT
GULF OF MEXICO
EXPLANATION
CENOZOIC
MESOZOIC
PALEOZOIC

Figure 4.18
Location of High Plains' Swinney Switch Property and Other Uranium Deposits and Prospects, South Texas



Hobson
Ray Point
Zamzow
Lamprecht
Swinney Switch
Mount Lucas
Clay West
Rosita
Holiday El Mesquite
O'Hern
Kingsville Dome
Vasquez
Alta Mesa
N
0 10 20 30 40
miles
Legend
HPU Leased
Active ISL
Past ISL
Carrizo Outcrop
Carrizo Sands
Mega Channels

Figure 4.19
Generalized Stratigraphic Column of the Tertiary-aged Rocks of South Texas

Period	Epoch	Formation	Member	General Characteristics	Time
QUATERNARY	Pleistocene	Beaumont		Yellow Clays	
		Lissie		Sand and Clays	2 mya
TERTIARY	Pliocene	Goliad	La Bahia	[illegible]	
			Lagarto Creek	Calcareous clay, Gravels	
			La Para	Conglomerate, Crossbedded [illegible]	[illegible]
	Miocene	Fleming		Calcareous clay	
		Oakville		Sandstone w/ limestone frags, U238	25 mya
	Oligocene	Catahoula	La Chusa	Tuffaceous Claystone	
			Soledad	Volcanic Conglomerate	
			Fant	Claystone, Siltstone	38 mya
	Eocene	Whitset	Fashing	Barrier Bar System	
			Calliham	Sandstone, Tuff	
			Dubose	Siltstone, Oysters, Concretions	
			Deweesville	White Sandstone U238	
			Conquista	Clay, lignite, concretions	
			Dilworth	Sandstone, U238	58 mya

The Goliad drainage system is interpreted to have consisted of a series of streams crossing the coastal plain in a southeastward direction. The source for the Goliad sediments is believed to have been the exposed Llano uplift and the Edwards Plateau. The Goliad Formation is known to also contain a moderate amount of pyroclastic. Along the coastal plain, salt domes were beginning to emerge and these local uplifts also contributed detritus and sediment to the Goliad Formation. The thickness of the Goliad Formation varies from zero to about 500 feet (150 metres) under the overlying Lissie Formation outcrop location.

This area of South Texas is also well known for the presence of oil and gas deposits.

Numerous fault structures are also known to be present in this area of South Texas (Figure 4.20). For the most part, these faults are either normal or growth faults that strike in a northeast-southwest direction and are actively forming at present. The presence and location of these faults plays an important role in localizing uranium mineralization, as they permit the upward migration of H_2S gas into the overlying strata. This gas proceeds to act as a reducing agent when it comes into contact with the oxidized, uranium-bearing solution and causes the uranium to precipitate.

Uranium mineralization is known to be hosted in at least seven different sandstone formations in South Texas, ranging in age from Eocene to Pliocene. They are the Carrizo Formation, the Dilworth and Deweesville Members of the Whitsett Formation, the Soledad Member of the Catahoula Formation, the Oakville Formation, and the La Para and La Bahia Members of the Goliad Formation (see Figure 4.19). Uranium mineralization is known to occur in the Lissie

Figure 4.20
Location of Major Faults in South Texas


Swinney Switch
N
0 10 20 30 40
miles
Legend
Historic Mine
Fault
Mega Channels

Formation of Pleistocene age but its extent and economic importance are yet to be determined.

The uranium deposits are usually, but not always, hosted within and on the margins of the larger bed-load to mixed-load river channels. The position of these large channel systems has been stable over the entire Tertiary period and has resulted in stacked channel sands that are referred to as mega-channels by Adams & Smith (1980).

Uranium has been recovered from four formations by means of either surface or ISL mining methods: the Jackson, Catahoula, Oakville, and Goliad. The Carrizo Formation has had potentially economic deposits discovered in it at the end of the last cycle of uranium exploration but none of the deposits have been developed into mines to date.

4.2.5 DEPOSIT TYPES

Uranium mineralization occurs in a number of different igneous, hydrothermal and sedimentary geological environments, as discussed previously in Section 4.1.5, above.

The uranium deposits in the Texas trend are considered to be the "classic" roll front types. In these types of deposits, oxidizing ground water migrating down dip from the recharge zone to the northwest carried the uranium ion in solution. This solution continued to migrate along the favourable strata until it encountered an Eh change, at which point the oxidized, soluble uranyl ion was reduced to the insoluble uranous ion and deposited as the mineral uraninite or in some cases coffinite. It is a common feature within a sand formation that roll front deposits are confined to individual sand members that are separated by impermeable clay/shale/silty units. It is also a common feature within a deposit to have several "stacked" fronts that do not exactly coincide with each other in plan view, but are in fairly close proximity to each other.

In plan view, individual fronts are sinuous and this sinuosity is believed to represent the differences in permeability of the sands. The best mineralized parts of the sands tend to be the thicker sections which were the most permeable.

4.2.6 MINERALIZATION

The uranium mineralization within the Wallace South deposit occurs along a strike length of approximately 4,500 feet (1,400 metres) of north-northeast trending roll-fronts in at least three individual sand horizons. These fronts remain untested by drilling along the northern strike extension and also to the southwest under Interstate Highway 37.

All of the uranium mineralization found at the Wallace South deposit is confined to the sands of the basal La Para Member of the Goliad Formation. It always contains greater than 50% sand and in channel areas the sand content may increase to 75% to 80%. Both sands and clays throughout project area are generally discontinuous or vary rapidly and drastically in thickness.

Within the Wallace South deposit area, the La Para Member has been divided into six correlatable sand units. Two of these units that are situated above the base of the member can be subdivided into two more units each, which thicken and are split by a discontinuous clay. The basal-most unit is sometimes distinct and separated by a clay unit and in other cases blends with the sand unit above, or does not occur due to non-deposition.

The significant portion of the uranium mineralization in the La Para Member is confined to the basal three sand units and most often to the upper two of these three units. When

mineralization does occur in the higher La Para Member sand units, it appears to be trapped within very fine sands or clays at the boundaries of these upper sands.

Although the Texas deposits are thought of as classic roll fronts, the reduction of the uranium ion in the groundwater is believed to be caused by gas emanating from petroleum reservoirs at depth, and the strength and position of these reduction boundaries has varied greatly over time. These fronts have been much affected by growth faulting and salt dome evolution throughout Tertiary time.

The relatively young Goliad mineralization has been found, in general, to be out of radiometric equilibrium and is strongly positive in favour of the chemical assay. URI, which has successfully mined two Goliad deposits, has abandoned natural gamma logging and uses prompt neutron fission logging in its development. URI owns the license to manufacture this tool. The exact disequilibrium factor of the Swinney Switch mineralization is not known at this time. A discussion of the disequilibrium factors has been presented in Section 4.1.5 above.

4.2.7 EXPLORATION

High Plains has not conducted any exploration activities on the Wallace South deposit.

4.2.8 DRILLING

A description of the historical drilling on the property is provided in Section 4.2.3. High Plains has not completed any drilling on the properties to-date.

4.2.9 SAMPLING METHOD AND APPROACH

High Plains has not conducted any sampling programs on the properties to date, as none of the drill cores generated by TXO have survived the passage of time.

4.2.10 SAMPLE PREPARATION, ANALYSES AND SECURITY

High Plains has not conducted any sampling preparation or analysis as no samples have been taken on the properties to date, since none of the drill cores generated by TXO have survived the passage of time.

4.2.11 DATA VERIFICATION

Due to the drilling methods utilized in the search and delineation of this class of mineralization, only a small number of drill cores are produced. These cores are typically consumed during the course of laboratory analyses, consequently no physical samples of mineralized intercepts have survived the passage of time. The presence of uranium mineralization is determined by indirect measurements of the intensity of radioactivity at regular intervals in the drill holes and its concentration is deduced mathematically from these readings as described in Section 4.1.5 above.

Micon's data verification procedures comprised a detailed examination of a subset of the 508 drilling records that were acquired in early June, 2005. A total of 12 drill hole records (approximately 10%) were selected from the drill holes listed in Table 4.8 for detailed examination. Each drill hole record was found to contain an electric log, a data print out and a lithological log.

An example of a borehole electric log is presented in Appendix III. For each of the drill holes examined the electric logs were generated by Century Geophysical Corporation, a reputable and respected geophysical surveying company which continues to provide these services to clients. Micon observed that the degree of preservation of the electric logs was excellent in the majority of cases, however a small degree of water, insect and mold damage has affected small portions of some logs. Micon also observed that the electric logs contained all information necessary to perform interpretations and calculations.

Micon also compared the gamma values presented in the data print outs to the analog trace on the electric log. These readings correspond directly to the analog trace and provide a greater degree of precision than would otherwise be possible by direct measurement of the analog trace. Micon agrees that the gamma values in the data print outs are the most appropriate data to use in calculation of the uranium concentration.

Micons data verification procedures also included an attempt to reproduce the average uranium values reported by TXO for selected mineralized intervals. These attempts resulted in a consistently lower result than had been reported by TXO, raising the suspicion that an additional piece of information was utilized by TXO in its calculations. One possibility is that TXO applied a Disequilibrium Factor (DEF) in its calculations while Micon did not, as no supporting data was available which described TXO's determination or application of this factor.

Micon concluded its data review by comparing the calculated uranium concentrations and thickness of mineralized intervals on the data print outs against the data presented in the drill hole compilation maps. The data on these compilation maps included the drill hole number, the elevation below sea level at which uranium mineralization was encountered, the thickness and the grade of the mineralization. No discrepancies were noted.

In addition to its review of the data, Micon, with the assistance of Mr. Robert Smith, consultant to High Plains, was able to locate one collar of the drill holes completed by TXO. The location of this collar was marked by the presence of a cylinder of cement and a length of yellow nylon rope that was emplaced into the drill hole by the supervising geologist upon completion of that individual drill hole (Figure 4.21). No identification information was attached either to this cylinder of cement or length of rope, although it was believed that this was drill hole number 424, judging by its position relative to recognizable topographic features shown on the drill hole compilation map. The collar was located by using a rubber-tired back hoe to excavate the topsoil during the March site visit.

Subsequent to the March visit, High Plains continued to conduct exercises designed to measure the accuracy of the working data set. One of these exercises consisted of compiling a list of drill hole collar locations from the existing data set. This list of hole locations was then provided to a field technician with instructions to place a lath picket containing the drill hole number at the site of those locations in the field using a high-precision Global Position Satellite (GPS) instrument. The technician placed the lath picket for drill hole 424 within two feet of the cement plug uncovered during the March site visit. While additional examples are required to confirm this single outcome, this exercise enables Micon to agree that the accuracy of the working data set is sufficient to use in planning of future activities on the Swinney Switch property.

Figure 4.21
Location of Drill Hole Collar Completed by TXO Minerals, Wallace South Deposit, Texas


Cement Plug in Collar

Micon has relied upon the data presented in the drill hole records and compilation maps for the Swinney Switch area properties. In Micon's opinion the information that was reviewed is of high quality and conformed to the standards in effect at the time during which the exploration work was carried out. Micon believes that the surviving data are sufficiently credible to be used with confidence as a guide to future exploration programs.

4.2.12 ADJACENT PROPERTIES

There is currently no production of uranium in Texas using conventional mining and processing techniques. A number of ISL facilities located in south Texas were active during

previous periods when uranium prices were relatively strong. Three sites, Vasquez, Kingsville Dome and Alta Mesa, are the only current and planned uranium production facilities in the state, all using ISL techniques. The locations are shown in Figure 4.18, above.

URI holds the Vasquez and Kingsville Dome ISL properties in southern Texas, approximately 80 miles (129 kilometres) southwest and 60 miles (97 kilometres) south of Swinney Switch, respectively. Uranium production at Vasquez commenced in 2004 and output was planned at a rate of 600,000 pounds per year. The Kingsville Dome property operated between 1988 and July, 1999, producing a total of 3.5 million pounds of uranium. The property remained on stand-by status in the second quarter of 2005. The company initiated the Production Area Authorization #3 review with the regulatory agencies with a view to recommencement of production during 2005.

Mestena Uranium LLC (Mestena) holds the Alta Mesa property which is located about 100 miles (161 kilometres) south of Swinney Switch. URI had previously held the property but relinquished it early in 1999 following unsuccessful efforts to renegotiate the lease agreement. A licence was acquired by Mestena in 2002 and development started in 2003. Initial production is planned for 2005.

Rated capacities of the Vasquez and Kingsville Dome facilities are 0.8 million pounds and 1 million pounds per year U_3O_8, respectively. Rated capacity at Alta Mesa is 1 million pounds per year U_3O_8.

4.2.13 MINERAL PROCESSING AND METALLURGICAL TESTING

No metallurgical test work has been conducted by High Plains on the uranium mineralization located in the Wallace South deposit.

4.2.14 MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

No mineral resource or mineral reserve estimates have been completed by High Plains for the Wallace South deposit.

4.2.15 OTHER RELEVANT DATA AND INFORMATION

Micon believes that no additional information pertaining to the Wallace South deposit is available, the omission of which would make this Technical Report misleading.

4.2.16 INTERPRETATION AND CONCLUSIONS

The grade of the uranium mineralization reported to have been intersected in the TXO drill holes is similar to that which has been exploited in past mining activities in the region. In Micon's opinion, the density of drill holes completed by TXO on the Wallace South deposit is sufficient to allow the prediction of the presence of roll fronts with confidence. The

drilling density is locally sufficient to allow estimates of the general dimensions of uranium deposits.

Micon has reviewed all available information pertaining to the uranium mineralization found on the Swinney Switch property. It has also conducted sufficient data verification activities to assure itself that the data are sufficiently credible to be used as guides to future work programs on the property. However, a work program will be necessary to confirm the accuracy of the historical work and to provide sufficient detailed information to be used in the advancement of the property.

4.2.17 RECOMMENDATIONS

The work program contemplated by High Plains is targeted to confirm the presence, grade, and dimensions of the uranium deposits located by the TXO drill programs. This will be done by completing a series of drilling programs of increasing detail. Baseline environmental studies that will form the basis of the creation of an Environmental Impact Statement will be undertaken. Metallurgical studies, hydrological studies and preliminary engineering will also be undertaken so as to allow completion of a pre-feasibility study. These activities and expenditures are envisioned to take place over a 30-36 month period. A summary of the proposed expenditures is provided in Table 4.9. While the results of prior exploration have demonstrated the existence of uranium mineralization on the Swinney Switch property, there is no assurance that the proposed program of future work will result in the delineation of an economically viable deposit. Should it do so, considerable additional time is likely to be required for permitting, engineering and construction before the commercial production of uranium could commence.

Table 4.9
Proposed Delineation and Development Expenditures for the Wallace South Deposit, Texas
(Dollars)

Item	Q3/Q4 2005	2006	2007	Total
Phase I				
Staff Salaries	225,113	289,275		514,388
Consultants Services	40,000	50,000		90,000
Land Acquisition & Holding Costs	107,000	86,000		193,000
Capital Equipment	372,113			372,113
Baseline Environmental Studies, Report	541,000	50,000		591,000
Core Drilling	60,000			60,000
Confirmation & Delineation Drilling	130,000	405,000		535,000
Metallurgical, Hydrologeological, and Preliminary Engineering Studies		85,000		85,000
Permitting Costs	8,080	279,300		287,380
Sub-total, Phase I	**1,483,306**	**1,244,575**		**2,727,881**

Item	Q3/Q4 2005	2006	2007	Total
Phase II				
Staff			289,275	289,275
Consultants			50,000	50,000
Land Costs			56,000	56,000
Core Drilling		60,000		60,000
Confirmation/Delineation Drilling			320,000	320,000
Wellfield Drilling			400,000	400,000
Installation of Monitor Wells			210,000	210,000
Metallurgical, Hydrologeological, and Preliminary Engineering Studies			400,000	
Commission Feasibility Study			50,000	50,000
Sub-total, Phase II		**60,000**	**1,775,275**	**1,835,275**
Grand Total	**1,483,306**	**1,304,575**	**1,775,275**	**4,563,156**

It is Micon's opinion that the Wallace South deposit merits further work and that the proposed budget is appropriate. The proposed program will be undertaken in two phases, with the Phase II expenditures being contingent upon the success of Phase I.

MICON INTERNATIONAL LIMITED

"C.R. Lattanzi"

Christopher R. Lattanzi, P. Eng.
Mining Engineer
September 2, 2005

MICON INTERNATIONAL LIMITED

"R. Pressacco"

Reno Pressacco, P.Geo.
Senior Geologist
September 2, 2005

5.0 REFERENCES

Adams, S.S. and Smith R. B., 1980, Geology and Recognition Criteria for Sandstone Uranium Deposits in Mixed Fluvial-Shallow Marine Sedimentary Sequences, South Texas: U.S. Dept. of Energy, Grand Junction Office, Colo., Contract No. DE-AC13-76GJ01664, Subcontract No. 79-296-3.

Eargle, d. H., Hinds, G.W., and Weeks, Alice, M.D., 1971, Uranium Geology and Mines, South Texas: The University of Texas at Austin, Bureau of Economic Geology, Guidebook 12, 61 pp.

Finch, Warren I., 1996, Uranium Provinces of North America – Their Definition, Distribution, and Models: U.S. Geological Survey Bulletin 2141, 20 pp.

Freeman, Marvin D., and Stover, Dennis E., 1999, The Smith Ranch Project: A 1990's Is Situ Uranium Mine: The Uranium Institute Twenty Fourth Annual International Symposium 1999, Website visited April 14, 2005, URL:
http://www.world-nuclear.org/sym/1999/freeman.htm .

Galloway, W. E., Finley, R.J., and Henry, C.D., 1979, South Texas Uranium Province, Geologic Perspective: University of Texas, Austen, Bureau of Economic Geology, Guidebook 18, 81pp.

Heylmun, Edgar B., 2003, Roll-Front Uranium Deposits: Prospecting and Mining Journal Website visited April 8, 2005, URL: http://www.icmj2.com/03Oct/03OctFeature.htm .

Love, J.D., and Christiansen, Ann Coe, 1985, U.S. Geological Survey Map 1964-83.

Maxwell, Robert D. and Ludeman, Frank L., 1988, Study of Power Reactor & Nuclear Fuel Development Corporation, SWPRB Project, Converse County, Wyoming, USA, Phase I and II: Unpublished Document, 15 p., 9 Appendices.

Parasnis, D. S., 1979, Principles of Applied Geophysics: John Wily & Sons, New York, 275 pp.

Smith, R. B., Personal Files.

Stout, R. Mark, and Stover, Dennis E., 1997, The Smith Ranch Uranium Project: The Uranium Institute Twenty Second Annual International Symposium, Website visited April 14, 2005, URL: http://www.world-nuclear.org/sym/1997/stout.htm .

University of Texas at Austin, 1992, Geology of Texas: Website visited April 7, 2005, URL: http://geology.about.com/library/bl/maps/bltexasmap.htm.

Uranium Information Centre, 2001, Geology of Uranium Deposits: Nuclear Issues Briefing Paper #34, Website visited March 22, 2005, URL: http://www.uic.com.au/nip34.htm.

Western Regional Climate Centre, 2005, Casper WSO AP, Wyoming Period of Record Monthly Climate Summary: Website visited April 21, 2005, URL: http://www.wrcc.dri.edu/cgi-bin/cliRECtM.pl?wycasp.

CERTIFICATE OF AUTHOR

As a co-author of this report entitled "Technical Report on the Allemand Ross, Wyoming and Swinney Switch, Texas Uranium Projects", I, Christopher R. Lattanzi do hereby certify that:

1. I am employed by, and carried out this assignment for, Micon International Limited, Suite 900, 390 Bay Street, Toronto, Ontario M5H 2Y2, tel. (416) 362-5135, fax (416) 362-5763, e-mail clattanzi@micon-international.com.

2. I hold the following academic qualifications:

   B. Eng. (Mining) University of Melbourne, Australia 1959

3. I am a registered Professional Engineer with the Association of Professional Engineers of Ontario (membership number 25705013); as well, I am a member in good standing of The Canadian Institute of Mining, Metallurgy and Petroleum.

4. I have worked as a mining engineer in the minerals industry for 45 years.

5. I have read NI 43-101 and Form 43-101F1 and, by reason of education, experience and professional registration, I fulfill the requirements of a Qualified Person as defined in NI 43-101. My work experience includes 10 years in the planning and supervision of mining operations in Australia, Canada and the United States and more than 30 years in consulting practice.

6. This Report has been prepared in compliance with the criteria set forth in NI43-101 and Form 43-101F1.

7. I have had no prior involvement with the properties that are the subject of this Technical Report. I have not visited the properties.

8. I am not aware of any material fact, or change in reported information, in connection with the subject properties, not reported or considered by me, the omission of which makes this report misleading.

9. I am independent of the parties involved in the transaction for which this report is required, other than providing consulting services.

10. I consent to the filing of the report with any Canadian stock exchange or securities regulatory authority, and any publication by them of the report.

    Dated this 2nd day of September, 2005

    "C.R.. Lattanzi"

    Christopher R. Lattanzi, P. Eng.

CERTIFICATE OF AUTHOR

As a co-author of this report entitled "Technical Report on the Allemand Ross, Wyoming and Swinney Switch, Texas Uranium Projects", I, Reno Pressacco do hereby certify that:

1. I am employed by, and carried out this assignment for, Micon International Limited, Suite 900, 390 Bay Street, Toronto, Ontario M5H 2Y2, tel. (416) 362-5135, fax (416) 362-5763, e-mail rpressacco@micon-international.com;

2. I hold the following academic qualifications:

CET (Geological Engineering)	Cambrian College	1982
B.Sc (Geology)	Lake Superior State College	1984
M.Sc(A). (Mineral Exploration)	McGill University	1986

3. I am a registered Professional Geoscientist with the Association of Professional Geoscientists of Ontario; as well, I am a member in good standing of other technical associations and societies, including:

   The Prospectors and Developers Association of Canada
   The Canadian Institute of Mining, Metallurgy and Petroleum (Toronto Branch)

4. I have worked as a geologist in the minerals industry for 25 years;

5. I have read NI 43-101 and Form 43-101F1 and, by reason of education, experience and professional registration, I fulfill the requirements of a Qualified Person as defined in NI 43-101;

6. This Report has been prepared in compliance with the criteria set forth in NI43-101 and Form 43-101F1;

7. I visited the Allemand-Ross properties on March 18, 2005 and the Swinney Switch property on March 15 and 16, 2005 ;

8. I have had no prior involvement with the properties that are the subject of this Technical Report;

9. I am not aware of any material fact, or change in reported information, in connection with the subject properties, not reported or considered by me, the omission of which makes this report misleading;

10. I am independent of the parties involved in the transaction for which this report is required, other than providing consulting services;

11. I consent to the filing of the report with any Canadian stock exchange or securities regulatory authority, and any publication by them of the report.

Dated this 2nd day of September, 2005

"R. Pressacco"
Reno Pressacco, P.Geo.

APPENDIX I

LIST OF CLAIMS, SAND DRAW AND BEAR CREEK PROPERTIES, ALLEMAND ROSS PROJECT, WYOMING

Sand Draw Property

Claim No.	Location	Type	Approximate Area (acres)	Location/ Effective Date	Renewal Date	Renewal Fee
AR-47	NW ¼ Section 19, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-48	NW ¼ Section 19, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-49	NW ¼ and SW ¼ Section 19, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-50	NW ¼ and SW ¼ Section 19, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-51	NW ¼ and SE ¼ Section 18, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-52	SE ¼ Section 18, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-53	SE ¼ Section 18, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-54	SE ¼ Section 18, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-55	SE ¼ Section 18 and the SW ¼ Section 17, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-56	SE ¼ Section 17, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-57	SE ¼ Section 17, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-58	SE ¼ Section 17, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-59	SW ¼ and SE ¼ Section 17, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-60	NW ¼, the NE ¼, the SW ¼ and the SE ¼ Section 17, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-61	NW ¼ and SW ¼ Section 17, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-62	NW ¼ and SW ¼ Section 17, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-63	NW ¼ and SW ¼ Section 17, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-64	NE ¼ and SE ¼ Section 18 and the NW ¼ and	Unpatented Lode	20	January 28, 2005	September 1, 2005	125

	SW ¼ Section 17, T39N R74W					
AR-65	NW ¼ and NE ¼ Section 17, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-66	NW ¼ and NE ¼ Section 17, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-67	NW ¼ and NE ¼ Section 17, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-68	SW ¼ and SE ¼ Section 18 and the NW ¼ and NE ¼ Section 17, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-69	SE ¼ and NE ¼ Section 18, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-70	SE ¼ Section 7 and the NE ¼ Section 18, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-71	NE ¼ and SE ¼ Section 7, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-72	NE ¼ and SE ¼ Section 7, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-73	NE ¼ and SE ¼ Section 7, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-74	NE ¼ and SE ¼ Section 7, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-75	NE ¼, NW ¼, SW ¼ and SE ¼ Section 7, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-76	NW ¼ and SW ¼ Section 7, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-77	NE ¼ and NW ¼ Section 13, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-78	NE ¼ Section 13, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-79	NW ¼ Section 18, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-80	NW ¼ Section 18, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-81	NE ¼ Section 13, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-82	NE ¼ and NW	Unpatented	20	January 28,	September	125

	¼ Section 13, T39N R75W	Lode		2005	1, 2005	
AR-83	NE ¼ and NW ¼ Section 13, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-84	NE ¼ Section 13, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-85	NE ¼ and NW ¼ Section 13, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-86	NE ¼ Section 13, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-87	NE ¼ and SE ¼ Section 13, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-88	NE ¼, SE ¼, SW ¼ and NW ¼ Section 13, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-89	NW ¼ and SW ¼ Section 13, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-90	NE ¼ and SE ¼ Section 14, and the NW ¼ and SW ¼ Section 13, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-91	SE ¼ Section 14 and SW ¼ Section 13, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-92	SW ¼ Section 13, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-93	SE ¼ and SW ¼ Section 13, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-94	SE ¼ Section 13, T39N R75W and the SW ¼ Section 18, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-95	SE ¼ Section 13, T39N R75W and the SW ¼ Section 18, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-96	SE ¼ and SW ¼ Section 13, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-97	SW ¼ Section 13, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-98	SE ¼ Section 14 and SW ¼ Section 13, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125

AR-99	SE ¼ Section 14 and SW ¼ Section 13, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-100	SW ¼ Section 13, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-101	SE ¼ and SW ¼ Section 13, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-102	SE ¼ Section 13, T39N R75W and the SW ¼ Section 18, T39N, R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-103	SE ¼ Section 13 and the NE ¼ Section 24, T39N R75W and the SW ¼ Section 18 and the NW ¼ Section 19, T39N, R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-104	SE ¼ and SW ¼ Section 13 and the NE ¼ and NW ¼ Section 24, T39N R75W and the SW ¼ Section 18, T39N, R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-105	SW ¼ Section 13 and the NW ¼ Section 24, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-106	SE ¼ Section 14 the NE ¼ Section 23, THE nw ¼ Section 24 and the SW ¼ Section 13, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-107	SW ¼ Section 18, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-108	SW ¼ Section 18, T39N R74W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-109	SW ¼ Section 24, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-110	SW ¼ and SE ¼ Section 24, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-111	SW ¼ and SE ¼ Section 24, T39N R75W	Unpatented Lode	20	January 28, 2005	September 1, 2005	125
AR-112	SW ¼ Section	Unpatented	20	January 28,	September	125

	24, T39N R75W	Lode		2005	1, 2005	
HPU-1	NE ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-2	NE ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-3	NE ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-4	NE ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-5	NE ¼ and the NW ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-6	NW ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-7	NW ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-8	NW ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-9	NW ¼ Section 20 and the NE ¼ Section 19, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-10	NE ¼ Section 19, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-11	NE ¼ Section 19, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-12	NE ¼ Section 19, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-13	NE ¼ Section 19, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-16	NE ¼ and the SE ¼ Section 19, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-17	NE ¼ and the SE ¼ Section 19, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-18	NE ¼ and the SE ¼ Section 19, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125

HPU-19	NE ¼ and the SE ¼ Section 19, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-20	NE ¼ and the SE ¼ Section 19, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-21	NW ¼ and the SW ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-22	NW ¼ and the SW ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-23	NW ¼ and the SW ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-24	Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-25	NE ¼ and the SE ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-26	NE ¼ and the SE ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-27	NE ¼ and SE ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-28	NE ¼ and the SE ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-29	SE ¼ Section 20, and the SW ¼ Section 21, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-30	SE ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-31	SE ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-32	SE ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-33	SE ¼ and the SW ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-34	SW ¼ Section	Unpatented	20	March 11,	September	125

	20, T39N, R74W	Lode		2005	1, 2005	
HPU-35	SW ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-36	SW ¼ Section 20, T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-37	SW ¼ Section 20, and the SE ¼ Section 19,T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-38	SW ¼ Section 20, and the SE ¼ Section 19,T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-39	SW ¼ Section 20, and the NW ¼ Section 29,T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-40	SW ¼ Section 20, and the NW ¼ Section 29,T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-41	SW ¼ Section 20, and the NW ¼ Section 29,T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-42	SW and SE ¼ Section 20,T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-43	SE ¼ Section 20, and the NE ¼ Section 29,T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-44	SE ¼ Section 20, and the NE ¼ Section 29,T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-45	SE ¼ Section 20, and the NE ¼ Section 29,T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
HPU-46	SE ¼ Section 20, and the NE ¼ Section 29; the NW ¼ Section 28 and the SW ¼ Section 21,T39N, R74W	Unpatented Lode	20	March 11, 2005	September 1, 2005	125
Ogalalla Ranch Trust (Spearhead	SE ¼ and SW ¼ Lot 3, Section 7, T39N R74W	Mineral Lands		March 15, 2005	Renewable for a total of 20 years	

Ranch), Mineral Rights						
	SW ¼ and SE ¼ Lot 4, Section 7, T39N R74W	Mineral Lands				
	E ½, NE ¼, SE ¼, and SW ¼, Lot 4, Section 18, T39N, R74W	Mineral Lands				
	Lot 1, Section 19, T39N, R74W	Mineral Lands				
	Lot 2, Section 19, T39N, R74W	Mineral Lands				
	SE ¼ Section 12 and the N ½ Section 24 T39N, R75W	Mineral Lands	Total, Mineral Lands 857.49			
	Lot 1, Section 7, T39N, R74W	Located Lands				
	Ne ¼, W ½, NW ¼, NE ¼, SW ¼, N ½ SE ¼, Lot 2, Section 7, T39N, R74W	Located Lands				
	S ¼ and SE ¼, Section 18, T39N, R74W	Located Lands				
	Lot 3, Section 19, T39N, R74W	Located Lands				
	E ½, NW ¼, E ½, SW ¼, SE ¼, Lot 4, Section 19, T39N, R74W	Located Lands				
	SW 1/4, S ½, and the SE ¼, Section 13 and the N ½ and SW ¼, Section 24, T39N, R75W	Located Lands	Total, Located Lands 1,282.01			
Spearhead Land and Livestock, LP	Lot 3, W2NE4, E2NW4, NE4SW4, N2SE4, Section 18, T39N, R74W	Mineral Lands	Total Mineral Lands 315.39 acres			
	Lot3, W2NE4, E2NW4, NE4SW4,	Surface Lands				

	N2SE4, Section 18, T39N, R74W					
	Lot 1, Lot 3, Section 18, T39N, R74W	Surface Lands				
	NE4, N2SE4, Section 13, T39N, R74W	Surface Lands	Total Surface Lands 310.79 acres			

Note: Information for the AR-47 to 112 and HPU-1 to 46 claims were obtained from the Notice and Certification of Location – Lode Mining Claim, State of Wyoming, County of Converse, Book 1258 Pages 689 – 754 and Pages 795 – 814, 844, 815 – 839, respectively. The 44 HPU claims are located on 800 acres of BLM surface and minerals (and are not covered by a lease agreement).

Bear Creek Property

Claim No.	Location	Type	Approximate Area (acres)	Location/ Effective Date	Renewal Date	Renewal Fee
Bear-1	NE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-2	NE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-3	NE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-4	NE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-5	NE4 Section 8, &NW4 Section 5, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-6	NW4 Section 5, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-7	NW4 Section 5, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-8	NW4 Section 5, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-9	NW4 Section 5, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-10	NE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-11	NE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-12	NE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-13	NE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-14	NE4 Section 8, NW4 &SW4 Section 5, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-15	NW4 & SW4 Section 5, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-16	NW4 &SW4 Section 5, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-17	NW4 & SW4 Section 5, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-18	NW4 & SW4 Section 5, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-19	SW4 Section 5, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125

Bear-20	SW4 Section 5, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-21	SW4 Section 5, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-22	SW4 Section 33, T39N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-23	SW4 Section 33, T39N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-24	SW4 Section 33, T39N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-25	SW4 Section 33, T39N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-26	SW4 Section 33, T39N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-27	NW4 Section 4, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-28	NW4 Section 4, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-29	NW4 & SW4 Section 4, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-30	NW4 & SW4 Section 5, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-31	SW4 Section 4, T38N. R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-32	SW4 Section 4, T38N. R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-33	SW4 Section 4, T38N. R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-34	SW4 Section 4, T38N. R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-35	NE4 Section 7, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-36	NE4 Section 7, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-37	NE4 Section 7, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-38	NE4 Section 7, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-39	NW4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-40	NW4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-41	NW4 & NE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-42	NE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125

Bear-43	NE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-44	NE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-45	NE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-46	NE4 Section 7, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-47	NE4 Section 7, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-48	NE4 Section 7, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-49	NE4 Section 7, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-50	NE4 Section 7 & NW4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-51	NW4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-52	NW4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-53	NW4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-54	NW4 & NE4 & SE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-55	NE4 & SE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-56	NE4 & SE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-57	NE4 & SE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-58	NE4 & SE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-59	SE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-60	SE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-61	SE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-62	SE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125
Bear-63	SE4 Section 8, T38N, R74W	Unpatented Lode	20	April 5, 2005	September 1, 2005	125

Donna S. Allemand Family Trust	Lot 5, Section 4, T38N, R74W	Mineral Lands – Surface Only	39.82	May 17, 2005	Renewable for a total of 20 years	
	Lot 6, Section 4, T38N, R74W	Mineral Lands – Surface Only	39.76	May 17, 2005	Renewable for a total of 20 years	
	Lot 7, Section 4, T38N, R74W	Mineral Lands – Surface Only	39.70	May 17, 2005	Renewable for a total of 20 years	
	Lot 8, Section 4, T38N, R74W	Mineral Lands – Surface Only	39.64	May 17, 2005	Renewable for a total of 20 years	
	Lot 10, Section 4, T38N, R74W	Mineral Lands – Surface Only	40.47	May 17, 2005	Renewable for a total of 20 years	
	Lot 11, Section 4, T38N, R74W	Mineral Lands – Surface Only	40.42	May 17, 2005	Renewable for a total of 20 years	
	Lot 14, Section 4, T38N, R74W	Mineral Lands – Surface Only	40.41	May 17, 2005	Renewable for a total of 20 years	
	Lot 15, Section 4, T38N, R74W	Mineral Lands – Surface Only	39.99	May 17, 2005	Renewable for a total of 20 years	
	Lot 9, Section 5, T38N, R74W	Mineral Lands – Surface Only	40.15	May 17, 2005	Renewable for a total of 20 years	
	Lot 10, Section 5, T38N, R74W	Mineral Lands – Surface Only	40.03	May 17, 2005	Renewable for a total of 20 years	
	Lot 11, Section 5, T38N, R74W	Mineral Lands – Surface Only	39.92	May 17, 2005	Renewable for a total of 20 years	
	Lot 13, Section 5, T38N, R74W	Mineral Lands – Surface Only	39.65	May 17, 2005	Renewable for a total of 20 years	
	Lot 14, Section 5, T38N, R74W	Mineral Lands – Surface Only	39.77	May 17, 2005	Renewable for a total of 20 years	
	Lot 15, Section 5, T38N, R74W	Mineral Lands – Surface Only	39.88	May 17, 2005	Renewable for a total of 20 years	
	Lot 16, Section 5, T38N, R74W	Mineral Lands – Surface Only	39.99	May 17, 2005	Renewable for a total of 20 years	
	Lot 18, Section 6, T38N, R74W	Mineral Lands – Surface Only	40.49	May 17, 2005	Renewable for a total of 20 years	
	Lot 19, Section 6, T38N, R74W	Mineral Lands – Surface Only	36.19	May 17, 2005	Renewable for a total of 20 years	
	Lot 21, Section 6, T38N, R74W	Mineral Lands – Surface Only	40.97	May 17, 2005	Renewable for a total of 20 years	

	Lot 6, Section 7, T38N, R74W	Mineral Lands – Surface Only	42.09	May 17, 2005	Renewable for a total of 20 years	
	Lot 9, Section 7, T38N, R74W	Mineral Lands – Surface Only	41.94	May 17, 2005	Renewable for a total of 20 years	
	Lot 14, Section 7, T38N, R74W	Mineral Lands – Surface Only	41.19	May 17, 2005	Renewable for a total of 20 years	
	Lot 16, Section 7, T38N, R74W	Mineral Lands – Surface Only	36.68	May 17, 2005	Renewable for a total of 20 years	
	Lot 17, Section 7, T38N, R74W	Mineral Lands – Surface Only	41.05	May 17, 2005	Renewable for a total of 20 years	
	Lot 8, Section 8, T38N, R74W	Mineral Lands – Surface Only	39.52	May 17, 2005	Renewable for a total of 20 years	
	W2S2, Section 29, T39N, R74W	Mineral Lands – Surface Only		May 17, 2005	Renewable for a total of 20 years	
	E2E2, Section 30, T39N, R74W	Mineral Lands – Surface Only		May 17, 2005	Renewable for a total of 20 years	
	N2, Section 32, T39N, R74W	Mineral Lands – Surface Only		May 17, 2005	Renewable for a total of 20 years	
	S2NE4, W2SW4, NE4SW4, NW4SE4, and E2SE4, Section 25, T39N, R74W	Mineral Lands – Surface Only		May 17, 2005	Renewable for a total of 20 years	
	Lot 9, Section 4, T38N, R74W	Located Land	40.53	May 17, 2005	Renewable for a total of 20 years	
	Lot 16, Section 4, T38N, R74W	Located Land	40.52	May 17, 2005	Renewable for a total of 20 years	
	Lot 17, Section 4, T38N, R74W	Located Land	40.52	May 17, 2005	Renewable for a total of 20 years	
	Lot 18, Section 4, T38N, R74W	Located Land	40.46	May 17, 2005	Renewable for a total of 20 years	
	Lot 5, Section 5, T38N, R74W	Located Land	39.21	May 17, 2005	Renewable for a total of 20 years	
	Lot 6, Section 5, T38N, R74W	Located Land	39.08	May 17, 2005	Renewable for a total of 20 years	
	Lot 7, Section 5, T38N, R74W	Located Land	39.97	May 17, 2005	Renewable for a total of 20 years	

	Lot 8, Section 5, T38N, R74W	Located Land	40.08	May 17, 2005	Renewable for a total of 20 years	
	Lot 12, Section 5, T38N, R74W	Located Land	39.81	May 17, 2005	Renewable for a total of 20 years	
	Lot 8, Section 6, T38N, R74W	Located Land	38.98	May 17, 2005	Renewable for a total of 20 years	
	Lot 9, Section 6, T38N, R74W	Located Land	39.41	May 17, 2005	Renewable for a total of 20 years	
	Lot 14, Section 6, T38N, R74W	Located Land	39.99	May 17, 2005	Renewable for a total of 20 years	
	Lot 15, Section 6, T38N, R74W	Located Land	39.82	May 17, 2005	Renewable for a total of 20 years	
	Lot 5, Section 7, T38N, R74W	Located Land	39.64	May 17, 2005	Renewable for a total of 20 years	
	Lot 10, Section 7, T38N, R74W	Located Land	39.91	May 17, 2005	Renewable for a total of 20 years	
	Lot 11, Section 7, T38N, R74W	Located Land	39.55	May 17, 2005	Renewable for a total of 20 years	
	Lot 2, Section 8, T38N, R74W	Located Land	39.43	May 17, 2005	Renewable for a total of 20 years	
	Lot 3, Section 8, T38N, R74W	Located Land	39.47	May 17, 2005	Renewable for a total of 20 years	
	Lot 5, Section 8, T38N, R74W	Located Land	39.56	May 17, 2005	Renewable for a total of 20 years	
	S2SW4, Section 33, T39N, R74W	Located Land		May 17, 2005	Renewable for a total of 20 years	
1,920.20 Acres of Mineral Lands – Surface Only 875.94 Acres of Located Lands						

Note: Information for the Bear 1 to 63 claims were obtained from the Notice and Certification of Location – Lode Mining Claim, State of Wyoming, County of Converse. Information pertaining to the Donna S. Allemand Trust was obtained from a copy of an executed agreement dated May 17, 2005.

APPENDIX II

THE SMITH RANCH PROJECT: A 1990s IN SITU URANIUM MINE
MARVIN D. FREEMAN AND DENNIS E. STOVER

THE URANIUM INSTITUTE TWENTY FOURTH ANNUAL INTERNATIONAL SYMPOSIUM 1999

(www.world-nuclear.org/sym/1999/pdfs/freeman.pdf)

The Uranium Institute 24th Annual Symposium
8-10 September 1999: London[1]

The Smith Ranch Project:
a 1990s In Situ Uranium Mine

Marvin D Freeman & Dennis E Stover

The Smith Ranch uranium mine is the newest and largest uranium production centre in the United States, and today is producing at a rate of 580 tU (1.5 million lbs U_3O_8) per year using mild alkaline in situ leach technology. This paper provides a review of property history; a brief discussion of the geology of the deposit; the regulatory framework for uranium mining in the United States; the project design, construction and startup experience; and production history to date.

Property History

The Smith Ranch Project is located in east central Wyoming in the western United States in an area commonly referred to in geological terms as the South Powder River Basin (Figure 1). The area is characterized as a semi-arid, rolling grassland with very few trees except along the rivers. Deer and antelope thrive in this environment and are the main big game animals hunted in the area. The primary business in the area is cattle and sheep ranching. With a limited growing season and relatively harsh winters, the number of animals that can be supported in a given area is restricted and the ranches are therefore relatively large and stay in a family for generations. For example, the ranch on which Rio Algom's mine is located, which was started in 1897 and has been in the Smith family for over 100 years, is a combination cattle and sheep operation that maintains a livestock count which includes about 1000 cows and 5000 sheep. To support an operation of this size, the Smith family ranch owns and/or controls over 30 000 hectares (75 000 acres) of grazing land.

The interest in uranium in the area goes back to the mid to late 1950s when two of the local ranch families formed a small mining company to mine mineralized outcrops at a site 20 miles north of our plant. This operation was relatively short lived because of high unit costs due to the size of the operation and uranium disequilibrium problems in the outcrops.

As the US electricity utilities expanded their interests in nuclear power in the mid 1960s, US oil, gas and mining companies became very interested in the uranium mineralization in the South Powder River Basin and a number of large exploration programmes were initiated. Most of the mineral land positions (mining rights) that exist today were put together in that timeframe. Kerr-McGee Corporation was one of those companies with a large exploration programme, and it put together a land block of mineral rights that includes what is now the Smith Ranch Project.

Figure 1 Smith Ranch Project General Location


RIO ALGOM - SMITH RANCH PROJECT
RIO ALGOM - OTHER
COGEMA
CAMECO/POWER RESOURCES-Highland
CROW BUTTE
BUTTES
WESTON
MOORE RANCH
CONVERSE
NIOBRARA
SMITH RANCH PROJECT
SOUTH DAKOTA
CROW BUTTE
CARBON
SHIRLEY BASIN
NEBRASKA

Kerr-McGee sank a 286 m (940 ft) shaft on the Smith Ranch Property in the mid 1970s and did a limited amount of underground mining in the late 1970s. However, the high cost of maintaining the mine working due to unstable ground conditions (swelling shale formations) and the costs of treating the 95 to 125 litre/second (l/s) (1500 to 2000 gallon per minute (gpm)) of water that had to be produced to keep the mine from flooding, resulted in the mine being placed on standby; it was never re-opened.

Kerr-McGee also began stripping operations (overburden removal) in 1977 for open pit mines at two uranium deposits about 15 miles north of the underground mine. Shortly after these mines began production in 1978 and 1979, the rapid decline in uranium prices caused them to be put on standby. The south pit was at a maximum depth of 80 m (265 ft) when the operation was suspended. Rio Algom subsequently reclaimed this pit and today it blends in with the natural countryside.

During the 1970s and early 1980s, many of the companies working in the South Powder River Basin, including Kerr-McGee, were also conducting research programmes and/or field tests with in situ uranium mining. Kerr-McGee conducted two very successful pilot tests in the Smith Ranch area in the 1981–86 period.

The pilots were conducted to obtain process and wellfield performance information for economic evaluation and to demonstrate to Wyoming regulatory agencies that the leaching fluids could be contained and the groundwater restored. To the extent possible, pilot operations simulated projected commercial operations. The first pilot test was conducted in a deposit at a depth of 152 m (500 ft) and was located only 450 m (1500 ft) south of the underground mine shaft. The 6.3 l/s (100 gpm) test operated from October 1981 through November 1984, with restoration continuing to May 1986. Aquifer

stability and restoration of this test was accepted by the State of Wyoming in August 1987. The second test began operation in August 1984 and continued through 1990. It was conducted in a different formation at a depth of 230 m (750 ft) and covered a 0.73 hectare (1.8 acre) area.

The first test was in one of the thinner ore-bearing units in the Smith Ranch area, which ranged from 3 to 15 m (10 to 45 ft) in thickness in the test area. The second test was conducted in one of the thickest mineralised formations within Smith Ranch. In the test area, it was 75 to 90 m (250 to 300 ft) thick, however, only a portion of this thicker zone was leached during the pilot programme.

Both pilot wellfields were arranged as five-spot patterns, that is four injection wells arranged in a square with the recovery or extraction well in the centre. For the first pilot, the square was a nominal 30 m by 30 m (100 ft by 100 ft). For the second pilot, the nominal spacing was 36 m by 36 m (120 ft by 120 ft) (Figure 2). All wells, including monitor wells, were connected via buried pipelines to a wellfield "header house" where injection and recovery well flow meters, pressure gauges, flow controls, oxygen mixers, and sample ports were located. Each monitor well was equipped with a pump for ease of sampling at the header house. The pilot recovery plant was a standard anionic resin ion-exchange system. Since both tests operated simultaneously for a period, two ion exchange systems were installed and both upflow and downflow ion exchange vessels were used.

Figure 2 "Q" Sand and "O" Sand Pilot Well Patterns


IN-SITU PILOT WELL PATTERN
"Q" SAND DEPOSIT
SECTION 36-T36N.,R.74W.
CONVERSE COUNTY, Wyoming
100 ft. Spacing Between Injection Wells
NORTH
"O" SAND PILOT WELL PATTERN
SECTION 26-T.36N.,R.74W.
CONVERSE COUNTY, Wyoming
120 ft. Spacing Between Injection Wells
NORTH
MONITOR WELL
INJECTION WELL
PRODUCTION WELL
LOWER ZONE MONITOR WELL
UPPER ZONE MONITOR WELL

The first pilot had an average uranium concentration of 90 mg/l from inception until its average dropped to 20 mg/l (a generally accepted cut-off point to begin restoration) in a flow of 5.0 to 6.3 l/s (75 to 100 gpm).

The second pilot, which was in the thicker formation and had a greater spacing between wells, averaged about 70 mg/l in a flow of about 9.5 l/s (150 gpm). The difference in total flow rate was due to design considerations and differing license conditions for each test. Aquifer drawdown was not a problem. The performances of the pilots are summarized in (Table 1). Even though the pilot operations were successful, Kerr-McGee decided to exit the uranium mining business in 1988. In 1989, Rio Algom acquired Kerr-McGee's uranium interests in the South Powder River Basin.

Table 1 Smith Ranch ISL Pilot Summary

	"Q" Sand	**"O" Sand**
Leaching period	Oct. 1981-Nov. 1984	Aug. 1984-Jan. 1991
Restoration period	Nov. 1984-May 1986	-
Restoration certified	Aug. 1987	-
Pilot flow rate	378 l/m (100 gpm)	568 l/m (150 gpm)
5-spot pattern size	30m x 30m (100 ft x 100 ft)	36m x 36 m (120 ft x 120 ft)
Ore depth	152 m (500 ft)	230 m (750 ft)
In-place reserves (U_3O_8)	61,200 kg (135,000 lbs)	103,500 kg (228,000 lbs)
Production	35,400 kg (78,000 lbs)	96,600 kg (213,000 lbs)
Recovery	58%	93%
Fluid Processed		
Pore volume	11,700 m^3	45,800 m^3
Pore volume – production	42	45
Pore volume – restoration	20	-
Days/pore volume	22	56

A number of the mining and energy companies associated with uranium mining in the United States have or have had uranium interests in Wyoming's South Powder River Basin, including Exxon, Tennessee Valley Authority, Cameco, Cogema, Pathfinder, United Nuclear, CEGB, Everest Minerals, and Power Resources. To date, approximately 20 000 tU (50 million lbs U_3O_8) has been produced in the South Powder River Basin area.

Geology

The Powder River Basin located in eastern Wyoming and southern Montana is a structural basin that is bounded on the south by the Laramie mountain range, by the Big Horn mountains on the west, and on the east by the Black Hills mountains (Figure 3). The basin is open on the north. The basin has an area of approximately 3.1 million hectares (7.7 million acres). The Smith Ranch permit area, which is located in the very southern portion of the basin, comprises 6600 hectares (16 300 acres) of the 22 000 hectares (54 000 acres) of mineral rights controlled by Rio Algom in that area (Figure 4). The topography in the permit area is characterized by generally rolling upland areas, broad stream valleys, steep-sided draws, and rounded ridge crests. Current surface elevations within the permit area range from 1610 to 1780 m (5300 to 5800 ft) above mean sea level, with elevation changes of up to 60 m (200 ft) occurring in a wellfield development area.

Figure 3 Generalized Geological Map of Powder River Basin Post-Tertiary Formations


WASACH FORMATION: IRREGULARLY STRATIFIED CLAYSTONES, SILTSTONES, AND SANDSTONES, WITH MINOR THIN LIMESTONES AND COALS.
FORT UNION FORMATION: INTERBEDDED CLAYSTONES, SILTSTONES, AND SANDSTONES WITH THICK COAL BEDS.
pT
PRE-TERTIARY ROCKS (UNDIVIDED)
GEOLOGIC CONTACT. APPROXIMATELY LOCATED.
SYNCLINAL AXIS POWDER RIVER BASIN (LOCATED ON SURFACE OF PRECAMBRIAN BASEMENT COMPLEX)
FAULTS, APPROXIMATELY LOCATED.

Figure 4 South Powder River Basin – Rio Algom Mining Corp. Smith Ranch Area Land Position


T74W
T73W
T38N
T37N
Monument Hills
T36N
Northwest Area
Reynolds Ranch
Smith Ranch Permit Area
Smith Ranch Central Plant
T35N
0
3 Miles
6 Miles
N

The significant uranium deposits in the South Powder River Basin are in tertiary strata, that is, the Paleocene Fort Union formation and Eocene Wasatch formation. At the end of Cretaceous time, structural uplifts had developed and continental deposition began

during Paleocene time. Most of the basal Paleocene Fort Union formation rocks were derived from erosion of Cretaceous shales and sandstones and hence are mostly fine-grained clastic. By late Paleocene time, erosion had cut into the crystalline core of the ancestral Laramie Mountains and intermittent loads of arkosic sediments poured into the southern end of the present Powder River Basin.

In late Paleocene to early Eocene time, the Powder River Basin underwent further subsidence with corresponding uplifts of the surrounding mountain blocks. Deposition during this period was primarily by large, sluggish streams with associated coal swamps. In early Eocene time, large amounts of coarse clastic eroded from the highlands forming large fans and braided stream deposits. Deposition of the Wasatch formation in the Powder River Basin was to a degree cyclic with periods of quiescence followed by periods of uplift and rejuvenation of the coarse clastic cycle. Sedimentary studies show the Granite Mountains to be the main source of clastic material, with minor clastic provided from the ancestral Laramie Mountains and Hartville uplift.

Following deposition of the Wasatch formation, subsidence of the Powder River Basin resulted in a northerly regional dip of approximately 1.5 degrees in the Eocene and earlier rocks. Degradation of the area continued from middle to late Eocene with the development of a mature topography which later was buried by Oligocene deposits. During the Oligocene, Miocene, and Pliocene times large deposits of sandstones and tuffaceous sediments collected in the Powder River Basin. Volcanism was incessant during this period and the area was covered with thick layers of volcanic ash.

A major regional uplift took place near the close of Pliocene time and rejuvenated streams began erosion and down-cutting of the existing sediments. This erosion continued and brought about the present topography.

Local Geology

Within the permit boundary the host sandstones targeted for uranium production are the arkosic sandstone units of the upper Paleocene Fort Union formation and lower sandstone units of the Eocene Wasatch formation.

The Wasatch formation is the youngest bedrock unit present throughout the permit area with thickness ranging from 60 to 90 m (200 to 300 ft) in the northern and southern portions of the permit area to 150 m (500 ft) in the central area. The Fort Union formation, which below lies the Wasatch, is over 300 m (1000 ft) thick; however, only the upper 180 to 210 m (600 to 700 ft) contains the sandstone units with uranium mineralisation of interest. The contact between the Fort Union and Wasatch formation is defined as the base of the School Coal seam which is a correlatable lignite zone present throughout permit area.

Uranium resources in the permit area are primarily concentrated in six sandstone units. Thickness in these sandstone units ranges from 3 to 60 m (10 to 200 ft). The ore occurs as a typical oxidation reduction roll front and the fronts are generally north-facing, C-shaped features. A sandstone unit, depending upon its thickness, can contain a number of small mineral fronts within the unit with those individual mineral fronts occurring as sub-features of the overall mineral deposit.

The generally accepted theory on the deposition of the uranium in this area is that uranium contained in the volcanic ash that covered the area was mobilised by oxygenated rainwater and the dissolved uranium was carried down into the sandstone outcrops with the rainwater and continued down dip in the permeable formations until it reached a reducing environment where it precipitated. Over geological time, that depositional process resulted in today's commercially viable uranium deposits.

Design Criteria

The basic design objective for the Smith Ranch Mine was to have a facility that could achieve and maintain a production rate of 770 tU (2 million lbs U_3O_8) per year. All process design and equipment selection was done by our in-house engineering staff. Contractors were used to prepare the final design on items such as piping detail and structural steel. The plant concept included a central processing facility (elution, precipitating, and drying) with an adjacent 380 tU (1 million lbs U_3O_8) per year ion exchange recovery system. An additional ion exchange recovery unit with the same capacity would be built as a satellite facility to keep pumping and pipeline costs to a minimum. Individual wellfields, each containing 380 to 770 tU (1 to 2 million lbs U_3O_8) of recoverable reserves, would be developed and connected to one of the ion exchange recovery facilities using high density polypropylene pipelines buried at a depth of 1.5 m (5 ft) to get below the frost line and avoid freezing, even during shutdown conditions.

The mechanics of uranium in situ mining are relatively straightforward. A leaching solution (lixiviate), formed by adding gaseous carbon dioxide and oxygen to native groundwater, is injected into a uranium ore-bearing sandstone through a series of injection wells. As the lixiviate moves through the aquifer contacting the ore, the oxygen reacts and oxidises the uranium to the +6 valence state. The oxidised uranium then complexes with the carbon dioxide and water to form a soluble uranyl dicarbonate ion $[UO_2(CO_3)_2]^{-2}$. The uranium-rich lixiviate flows through the formation to a recovery well where it is pumped to the surface by submersible pumps and transported through a piping system to a surface recovery plant. At the recovery plant, the uranium is removed from the fluid by ion exchange. The barren fluid is then re-fortified with carbon dioxide and oxygen and re-injected to extract additional uranium.

A simplified flow process schematic is shown in (Figure 5). The wellfields and ion exchange recovery plant are shown under "Uranium Extraction" and the central processing plant is under the heading "Yellowcake Recovery". During production operations, about 99% of the produced water is re-fortified with oxygen and carbon dioxide gas and re-injected into the wellfield. A bleed of 0.5–1.5% is taken to maintain a hydrological cone of depression to ensure the leach solutions are contained within the wellfield.

The major equipment items in the recovery plant are the ion exchange vessels, ion exchange resin, the process tanks, the instrument and control system, and the pumping system. The ion exchange vessels are 3.5 m (11.5 ft) in diameter pressure vessels constructed to Rio Algom's specifications and are loaded with 14.2 m^3 (500 cubic feet) of Dow 21XLT resin. Two columns operate in series and are designed for a flow of 63 l/s (1000 gpm). There are three pairs of ion exchange columns at each facility for a total design flow capacity of 380 l/s (6000 gpm).

Figure 5 Process Flow Schematic


URANIUM EXTRACTION
YELLOWCAKE RECOVERY

As the uranium-rich lixiviate enters the recovery facility, booster pumps pressurize the fluid to 790 to 1000 kPa (100 to 130 psig). The lixiviate is then routed through the ion exchange columns and dissolved uranium in the lixiviate is chemically adsorbed on to ion exchange resin. Any sand or silt entrained in the lixiviate is trapped by the resin bed which acts like a traditional sand filter. The barren lixiviate exiting the second ion exchange column will normally contain less than 2 mg/l of uranium. This fluid is again pressurized to 790 to 1000 kPa (100 to 130 psig) by booster pumps and returned to the wellfield for re-injection.

When the resin in a column reaches a predetermined loading, the column is isolated from the production flow and the resin is physically removed and transported to the central recovery plant. For the ion exchange unit adjacent to the recovery plant, all transfers are done by pipeline; however, resin trailers are used to transport the material between the satellite and the central plant.

In the recovery plant the resin first passes over vibrating screens with wash water to remove entrained sand particles and any other debris. The resin is then fed into downflow elution vessels for uranium recovery and resin regeneration. In the elution vessel, the resin is contacted with an eluate containing about 90 g/l sodium chloride and 20 g/l sodium carbonate (soda ash), which regenerates the resin.

Using a three stage elution circuit, 170 m^3 (45 000 gallons) of eluate contact 14.2 m^3 (500 cubic feet) of resin. The first stage elution results in 57 m^3 (15 000 gallons) of rich eluate containing 10 to 20 g/l U_3O_8. The fresh eluate, 57 m^3 (15 000 gallons) per elution, is prepared by mixing quantities of saturated sodium chloride (salt) solution, saturated sodium carbonate (soda ash) solution, and water. The salt solution is generated in salt saturators (brine generators). Saturated soda ash solution is prepared by passing warm water at >40°C (>105°F), through a bed of soda ash. In the final stage, the eluted resin is

rinsed with fresh water and then is ready to be returned to an ion exchange column for reuse.

The eluate containing the high concentration of uranium is treated with sulphuric acid, ammonia and hydrogen peroxide to begin the precipitation process. Sulphuric acid is added to break down the uranyl carbonate complex, which liberates carbon dioxide and frees uranyl ions. The acidic, uranium-rich fluid is pumped to agitated tanks where hydrogen peroxide is added (0.2 kg H_2O_2/kg U_3O_8) in a continuous circuit to form a uranyl peroxide compound. Ammonia is then added to raise the pH to a level where the uranyl peroxide becomes insoluble and initiates the digestion and precipitation process. The treated solution is then routed to a 11.6 m (38 ft) diameter cone-bottomed thickener to allow the uranium crystals to settle and concentrate.

The settled slurry is pumped to a plate and frame filter press where it is washed to remove the excess chlorides and is then pumped to one of two low temperature vacuum dryers. The vacuum dryers are totally enclosed during the drying cycle and the off-gases generated during the drying cycle are filtered and scrubbed to remove entrained particulates. The water sealed vacuum pumps are also used to provide positive ventilation while unloading the dryer. The vacuum dryers are unloaded through a sealed chute directly into 208 litre (55 gallon) steel drums, which after cooling, are sealed, weighed, and prepared for shipment.

Operations in the central processing facility are primarily batch operations that are monitored or controlled through a computer system. Pressures, temperatures, tank levels, flow rates, and other similar data are collected, alarmed, displayed, and trended as appropriate to aid the plant operators. Local displays and control panels are also installed to provide the operator the data needed for complete manual control if required.

Wellfields

The other key part of the process is the wellfield. The wellfield areas have been divided into mining units for scheduling development and to establish baseline data, monitoring requirements and restoration criteria. Each mining unit consists of a reserve block in the range of 8 to 24 hectares (20 to 60 acres) and represents an area that will be developed, produced and restored as a unit. Approximately fifteen such units will be required to develop the total project area. Two to three mining units will be in production at any one time with additional units in various stages of development and/or restoration. A mining unit will typically have a flow rate in the 126 to 189 l/s (2000 to 3000 gpm) range. The size and location of the mining units are defined based on final delineation of the ore deposits, the expected performance of the area, and development requirements.

Injection and recovery wells are cased and cemented to isolate the open hole or screened ore bearing interval from all other aquifers. Production zone monitor wells are located in a pattern around the mining unit or units with the completion interval open to the production zone. Production zone monitor wells are located approximately 150 m (500 ft) from the mining zone and from each other. One overlying and one underlying monitor well are completed in the aquifers immediately above and below the production zone for each 1.6 hectares (4 acres) of wellfield area. The outer ring of production zone monitor wells are completed in the formation being mined to ensure leach fluids are not moving

horizontally out of the controlled areas. Monitor wells completed in the next overlying and underlying aquifers ensure there is no vertical movement of leach fluids.

All production area wells are constructed to serve as either injection or recovery wells. This permits flow directions to easily be changed to maximize uranium recovery and to optimize groundwater restoration. A typical wellfield will contain 300 to 400 injection and production wells and 40 to 60 monitor wells. The wells will generally be located in a pattern similar to that shown in (Figure 6).

Figure 6 Typical Well Field Development Pattern


TYPICAL
MINING UNIT PROJECTED LIMIT
PRODUCTION ZONE MONITOR WELL RING
300' MAX
INJECTION WELL
PRODUCTION WELL
PRODUCTION ZONE MONITOR WELL
OVERLYING AQUIFER MONITOR WELL
UNDERLYING AQUIFER MONITOR WELL

Wells are drilled to the top of the target completion interval with a truck-mounted, rotary drilling unit using native mud and a small amount of commercial viscosity control additive. The well is then cased and cemented to isolate the target completion interval from all overlying aquifers. The cement is pumped down the casing and is forced out of the bottom of the casing and back up the casing-drill hole annulus. The cement volume for each well is calculated to fill the annulus and return cement to the surface. Occasionally the drilling may result in a larger annulus volume than anticipated and cement may not return to the surface. In this situation the upper portion of the annulus will be cemented from the surface.

After the cement has cured, the plug is drilled out and the well completed by under-reaming the zone below the casing. If sand production or hole stability problems are anticipated, a wire-wrapped screen or a similar device is installed across the completion interval. The well is then air-lifted to remove any remaining drilling mud and cuttings. A

typical well completion is shown in (Figure 7). Typical casing for a 150 m (500 ft) well will be 127 mm (5 inches) nominal diameter with a minimum wall thickness of 6.55 mm (0.258 inches) and a minimum pressure rating of 1480 kPa (200 psig).

Figure 7 Well Completion Method


18" TYP.
CEMENT SEAL CIRCULATED THROUGH CASING BACK TO SURFACE
PVC CASING 5" DIA.
REAMED DRILL HOLE 7-7/8" DIA.
SHALLOW SANDS
CASING CENTRALIZERS 3 REQUIRED
RETRIEVABLE WELL SCREEN LINER
OVERLYING CLAY
CASING POINT
PRODUCTION ZONE SANDSTONE
UNDERREAM ZONE
5" DIA.
UNDERLYING CLAY
COMPLETION SEQUENCE
•Drill Pilot Hole (5-1/8")
•Geophysical Logging
•Ream Hole (7-7/8")
•Set Casing and Cement
•Underream and Set Screen
•Mechanical Integrity Testing of Well

Regulatory Reviews and Licensing

In the United States, conventional open pit or underground mining of uranium is regulated by the individual states in much the same manner as any other mineral. However, any milling process or process that extracts the uranium from natural ore is closely regulated by the federal government. In some cases, a state will enter into an agreement with the federal government giving it the authority to regulate the extraction of the uranium from ore following federal regulations, which is referred to as "Agreement State" status. Wyoming is not an "Agreement State".

In situ mining of uranium by its very nature results in the extraction of uranium from the ore in place, and the federal government has thereby concluded that all phases of uranium in situ mining are subject to its regulations and must be licensed by the federal government. This federal licensing authority is administered by the US Nuclear Regulatory Commission (NRC). State statutes require the Wyoming Department of Environmental Quality (Wyoming DEQ) to oversee all mining activities in the state. Therefore, uranium recovery operations in Wyoming are under the supervision of both federal and state regulatory agencies.

There also are a number of other state and federal agencies charged with the protection of the health and safety of the public and employees and with the protection of the environment. In total, Smith Ranch was required to get approvals, licenses, or permits from the fifteen different state and federal agencies shown in (Table 2) prior to beginning operation. A number of the approval processes are drawn out and time

consuming, but the two critical and controlling approvals are those from the NRC and from the Wyoming DEQ.

Table 2 Smith Ranch Project State and Federal Agency Approval

Federal agencies	Approvals required
US Nuclear Regulatory Agency	General mine plan license
	Individual wellfield approvals
	Wastewater disposal system
	Radiation safety programme
US Mine Safety & Health	Safety training plans & procedures
US Bureau of Land Management	Mine plan approval on federal lands
US Environmental Protection Agency	Groundwater protection (agreement state)
	Wastewater injection programme
	Water discharge plans (NPDES)
US Corps of Engineers	No impact to wetlands
US Department of Transportation	Hazardous material (U_3O_8) transport
State Agencies	
WDEQ[1] – Land Quality Division	General mine plan
	Individual wellfield approvals
	Evaporation/storage pond permits
WDEQ – Water Quality Division	Groundwater quality designations
	Wastewater disposal well design
	Water sampling & monitoring programme
	Permit to construct septic system
WDEQ – Air Quality Division	Construction permit
WDEQ – Solid Waste Division	Construction debris disposal permit
Wyoming State Engineer	Permit to operate water
	Disposal well permit
	Evaporation/storage pond design approval
State Historical Officer	Approval of archaeological studies
Wyoming Game & Fish	Approval of wildlife studies
Wyoming Farm & Land Board	State lands surface agreements
Converse County Commissioner	Construction permits
	Road right-of-way crossings
	Septic system design

[1] Wyoming Department of Environmental Quality.

The Smith Ranch license applications, which included over two years of baseline hydrological and environmental data, were initially submitted to the NRC and the Wyoming DEQ on 31 March 1988. Approval of the mining plan was received from the Wyoming DEQ on 18 June 1991. The NRC approval was received on 12 March 1992. This was an uncontested license application; that is, there was no public or private group opposing the granting of the license.

In addition to the mining plan permits, both agencies require the operator to submit additional applications and obtain approval for each wellfield placed into production. In Wyoming, the wellfield approval process typically takes nine to twelve months. This would include two to three months of drilling for installing and developing 60 to 80 baseline wells, two months of baseline sampling and analyses, one to two months of hydrological testing, one month for the final report preparation, and three to four months for regulatory agency approval.

The approved licenses contain very specific environmental sampling and monitoring programmes that must be conducted during operations. At Smith Ranch, all injection well pressures and flow rates must be recorded daily and all monitor wells must be sampled every two weeks and analyzed for key indicator parameters, including chlorides, carbonates and water levels. Plant operations must be inspected daily and air samples are collected weekly and analyzed for airborne contaminants. All required activities must be documented and the records are subject to inspection by the regulatory agencies at any time.

Over two years of operations sampling has been completed at Smith Ranch and to date none of the samples have contained elevated parameters that would indicate an excursion of leach solution or that any other threat to the environment exists or is likely to exist. During 1998, the Smith Ranch facility was inspected on ten different occasions by state and/or federal agencies and received only two minor regulatory violations related to topsoil handling and protection.

Rio Algom believes that in our current regulatory environment, the approval of a new green field uranium in situ leach project in a US non-agreement state such as Wyoming would require a minimum of three to four years after the decision was made to initiate the baseline data collection. A projected timeline for the baseline data collection, application preparation, regulatory approval and construction is shown in (Figure 8). If the application is actively opposed by a landowner or local interest group, it could add several months or even years to the approval process.

Figure 8 Projected Time Line for Licensing an ISL Facility in Wyoming


Agency Review Meetings
Baseline Studies
U.S. NRC Requirements
U.S. BLM Requirements
WDEQ/LQD Requirements
Prepare Applications
U.S. NRC
U.S. BLM
WDEQ/LQD
Agency Review & Approval
U.S. NRC
U.S. BLM
WDEQ/LQD
All Other Permits
Construction of Facilities
Wellfield Approval Process
Wellfield Construction
Production Operations
1
2
3
4
5
Years

Smith Ranch Development

With the increasing uranium prices in 1995, a decision was made to proceed with development of Smith Ranch as a 770 tU (2 million lbs U_3O_8) per year facility, and funding for the US$44 million project was approved in January 1996. The plan was to

construct the central process plant, the adjacent ion exchange recovery plant, and the first wellfield as Phase I, and then construct the satellite ion exchange recovery plant and a second wellfield in Phase II.

The central processing plant was located at the old underground mine site to take advantage of the infrastructure that was already in place, including access roads, utilities, and some buildings. Equipment with long lead times had already been specified and orders were placed almost immediately after project approval. Physical construction on the Phase I plant facilities began in April 1996 and was completed in May 1997. Leaching operations in the first wellfield were initiated on 20 June 1997. The facilities were ready and operations could have begun earlier, but the wellfield regulatory approvals delayed operation until June.

The on-site contractor workforce at the central plant/ion exchange recovery facility peaked at about 100 employees. Contract drill rigs were used for all well drilling and well casing programmes, and in Phase I peaked with 20 drill rigs operating in the wellfield development and evaluation programmes. Each drill rig was staffed with an experienced driller and two helpers. During this same period, Rio Algom was also organizing its staff and increasing its on-site workforce from 7 to 75 employees. All project management; geology; engineering planning, scheduling, and evaluations; purchasing; and wellfield construction, including the pipeline and header house installation, was done by company employees.

As soon as the Phase I work was completed, work began on the satellite ion exchange recovery facility and the second wellfield. Leaching operations at the satellite and second wellfield began on 11 August 1998. The startup of this wellfield was also delayed for over a month waiting for final regulatory approval for the wellfield. With both wellfields operating, production continued to increase, and in January 1999 Smith Ranch achieved its design production rate by producing at a 770 tU (2 million lbs U_3O_8) per year rate for the entire month. A total wellfield-ion exchange recovery flow capacity in excess of 378 l/s (6000 gpm) has also been demonstrated.

Since January, production has been allowed to decline to our target production for 1999 of 580 tU (1.5 million lbs U_3O_8). The Smith Ranch weekly production history is shown in (Figure 9). As can be seen on the graph, the first wellfield is nearing the end of its economic life and groundwater restoration will be initiated next year. The third Smith Ranch wellfield has been approved by the NRC, and Wyoming DEQ approval was expected in early August 1999.

Smith Ranch is currently operating with an on-site staff of 85 employees, with engineering and accounting support provided by the staff in Oklahoma City. With in situ mining, wellfield planning and development is an ongoing process and about 25% of the total on-site workforce is dedicated to that effort.

Expenditures on the US$44 million Smith Ranch Project, except for a few deferred items, were completed in August 1999 with the total project coming in about 4% under budget. A summary of the major cost categories for the project are provided in (Table 3).

Figure 9   Smith Ranch Weekly Production History


1,134 (2.5)
907 (2.0)
680 (1.5)
453 (1.0)
227 (0.5)
0
First Wellfield
Second Wellfield

Table 3   Smith Ranch Project Costs

	US $ million
Central processing plant	5.7
IX recovery plant	5.8
Water treatment & disposal	1.6[1]
Wellfield drilling & installation	12.1
Mobile equipment & administration facility	2.7
Pre-production technical expenses	4.0
Pre-production administration & overhead	5.2
Working capital	4.1
Total project cost to design production level	**41.2[2]**

[1] Does not include US$1.2 million of project expenditure deferred to 1999.
[2] Roads, utilities and some buildings were installed for the underground mine and their costs are not included.

Smith Ranch, like any new project, has encountered startup problems over the past two years that were not anticipated or fully provided for. One of the initial difficulties encountered was that a number of wells produced more fine silts and clays than expected, which settled in the trunk lines and/or carried through the system and plugged the injection wells. This has been addressed by installing an additional level of filtering for all injection waters in the header houses and by gravel packing all well completions in areas where the production of fines is expected to be a problem.

A problem also quickly became apparent in unloading the vacuum dryers used to dry the yellowcake slurry. The original unloading doors proved to be difficult to operate and the sealing mechanism would fail frequently, causing a loss of vacuum. After working with the manufacturer supplied doors for several months, Rio Algom re-designed the sealing system and the shape of the door assembly to allow increased clearances to be used. This modification has eliminated nearly all the problems in this area.

Another problem experienced with the dryers was excessive corrosion inside the filter housings mounted above the dryers. The pre-formed, stainless steel assemblies to which the fabric filter socks were attached experienced rapid corrosion and failure after only a few months of operation. It was concluded that the corrosion resulted from a combination of the residual stresses in the metal from a stamping process during manufacture, the elevated temperature of 204°C (400°F) maintained in the filter assembly to prevent condensation, and a normally mildly corrosive atmosphere. The prefabricated adapters were eliminated and replaced by heavier welded adapters and the operating temperature of the filter assembly was reduced to about 150°C (300°F). These changes have eliminated the corrosion problem with the filter assembly adapters.

Conclusion

In summary, Smith Ranch was brought into production under budget and on schedule, except for regulatory delays, and now has a demonstrated production capacity of 770 tU (2 million lbs U_3O_8) per year. It also has an experienced, top quality staff that is continuously seeking ways to improve the operation; and over the past two and a half years, the staff has done this without a single lost time accident. These factors, combined with an area resource base of nearly 23 000 tU (60 million lbs U_3O_8), give Rio Algom a project that can be competitive with other uranium mining operations and ensure our customers a reliable, secure source of supply. We invite and encourage our customers and potential customers to come to Wyoming and tour the Smith Ranch Facilities.

APPENDIX III

BOREHOLE ELECTRIC LOG FOR DRILL HOLE 424
SWINNEY SWITCH PROPERTY


CENTURY GEOPHYSICAL CORPORATION
XO MINERALS
4214T014-WALLACE-424
SWINNEY SWITCH
LIVE OAK
TEXAS
CENTURY GEOPHYSICAL CORP PART NO. 798-0022

DDH 424 Electric Log
Swinney Switch Property
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DDH 424 Electric Log
Swinney Switch Property
Page 2 of 2